Exhibit 10.21

INDUSTRIAL LEASE AGREEMENT

BETWEEN

25 NORTH INVESTORS SPE1, LLC,

A DELAWARE LIMITED LIABILITY COMPANY

AS LANDLORD

AND

SOLID POWER, INC.,

A COLORADO CORPORATION

AS TENANT

DATED

September 1, 2021

i

	(d)	Indemnity	22
	(e)	Exemption of Landlord from Liability	22
12.	Subordination; Attornment; Notice to Landlord’s Mortgagee		23
	(a)	Subordination	23
	(b)	Attornment	23
	(c)	Notice to Landlord’s Mortgagee	23
	(d)	Landlord’s Mortgagee’s Protection Provisions	23
13.	Rules And Regulations		24
14.	Condemnation		24
	(a)	Total Taking	24
	(b)	Partial Taking - Tenant’s Rights	24
	(c)	Partial Taking - Landlord’s Rights	24
	(d)	Award	24
15.	Fire Or Other Casualty		25
	(a)	Repair Estimate	25
	(b)	Tenant’s Rights	25
	(c)	Landlord’s Rights	25
	(d)	Repair Obligation	25
	(e)	Abatement of Rent	25
16.	Personal Property Taxes		26
17.	Events Of Default		26
	(a)	Payment Default	26
	(b)	Abandonment	26
	(c)	Estoppel/Financial Statement/Commencement Date Letter	26
	(d)	Insurance	26
	(e)	Mechanic’s Liens	26
	(f)	Other Defaults	26
	(g)	Insolvency	26
18.	Remedies		27
	(a)	Termination of Lease	27
	(b)	Termination of Possession	27
	(c)	Perform Acts on Behalf of Tenant	27
	(d)	Alteration of Locks	28
19.	Payment By Tenant; Non-Waiver; Cumulative Remedies		28

	(a)	Payment by Tenant	28
	(b)	No Waiver	28
	(c)	Cumulative Remedies	28
	(d)	No Designation	28
	(e)	No Counterclaims	28
20.	Sup/Early Termination Right		29
21.	Surrender Of Premises		29
22.	Holding Over		30
23.	Certain Rights Reserved By Landlord		30
	(a)	Building Operations	30
	(b)	Security	30
	(c)	Repairs and Maintenance	30
	(d)	Prospective Purchasers and Lenders	30
	(e)	Prospective Tenants	30
24.	Intentionally Deleted		31
25.	Hazardous Materials		31
26.	Miscellaneous		33
	(a)	Landlord Transfer	33
	(b)	Landlord’s Liability	33
	(c)	Force Majeure	33
	(d)	Brokerage	33
	(e)	Estoppel Certificates	33
	(f)	Notices	34
	(g)	Separability	34
	(h)	Amendments; Binding Effect	34
	(i)	Quiet Enjoyment	34
	(j)	No Merger	35
	(k)	No Offer	35
	(l)	Entire Agreement	35
	(m)	Waiver of Jury Trial	35
	(n)	Governing Law	35
	(o)	Recording	35
	(p)	Joint and Several Liability	35
	(q)	Financial Reports	36

(r)	Landlord’s Fees	36
(s)	Telecommunications	36
(t)	Representations and Warranties	36
(u)	Confidentiality	37
(v)	Authority	37
(w)	Adjacent Excavation	37
(x)	On-Site Refueling	38
(y)	No Reliance	39
(z)	Right to Lease	39
(aa)	Easements	39
(bb)	Outside Storage	39
(cc)	List of Exhibits	40

BASIC LEASE INFORMATION

This Basic Lease Information is attached to and incorporated by reference to an Industrial Lease Agreement between Landlord and Tenant, as defined below.

Lease Date:	_______________, 2021
Landlord:	25 North Investors SPE1, LLC, a Delaware limited liability company
Tenant:	Solid Power, Inc., a Colorado corporation
Premises:	Suite No. 140, containing 75,022 rentable square feet, in the building commonly known as Building No. 2 (the “Building”), and whose street address is 14902 Grant Street, Thornton, CO 80023. The Premises are outlined on the plan attached to the Lease as Exhibit A. The land on which the Building is located (the “Land”) is described on Exhibit B. The term “Project” shall collectively refer to the Building, the Land and the driveways, parking facilities, and similar improvements and easements associated with the foregoing or the operation thereof. The term “Complex” shall collectively refer to the Building and any other buildings which comprise a multi-building Complex owned by Landlord, if applicable.
Term:	Approximately seven years and three months, commencing on the Commencement Date and ending at 5:00 p.m. local time on the last day of the 87th full calendar month following the Commencement Date, subject to adjustment and earlier termination as provided in the Lease.
Commencement Date:	The earlier of: the date on which Tenant substantially completes its Tenant Work as described on Exhibit D; and January 1, 2022.
Base Rent:	Base Rent shall be the following amounts for the following periods of time:

Date From	---	Date To	Annual Base Rent per ft	Monthly* Base Rent	Annual* Base Rent
1/1/22	---	12/31/22	$9.500	$59,392.42	$712,709.00
1/1/23	---	12/31/23	$9.785	$61,174.19	$734,090.27
1/1/24	---	12/31/24	$10.079	$63,009.41	$756,112.98
1/1/25	---	12/31/25	$10.381	$64,899.70	$778,796.37
1/1/26	---	12/31/26	$10.692	$66,846.69	$802,160.26
1/1/27	---	12/31/27	$11.013	$68,852.09	$826,225.07
1/1/28	---	12/31/28	$11.343	$70,917.65	$851,011.82
1/1/29	---	3/31/29	$11.684	$73,045.18	$876,542.17

* Notwithstanding anything herein to the contrary, and on the express condition that no Event of Default (as defined below), beyond any applicable notice and cure period, occurs hereunder on the part of Tenant, Tenant shall be entitled to an abatement of Base Rent only, commencing on the Commencement Date and ending on March 31, 2022 (the “Abated Rent Period”), such that the effective Base Rent for the Abated Rent Period shall be zero dollars (the “Abated Rent”). For clarity, Tenant shall pay Additional Rent, Taxes, Insurance and Common Area Maintenance Charges during the Abated Rent Period. Notwithstanding such concession of Abated Rent, Landlord and Tenant agree that Tenant’s obligation to pay the Abated Rent as provided in this Lease shall continue throughout the Term, and in the event that Tenant defaults beyond any applicable cure period hereunder and Landlord terminates this Lease or Tenant’s right to possess the Premises as a result of such default, then all unamortized Abated Rent (amortized on a straight line basis over the initial Term) shall, as of the date of Tenant’s default, become immediately due and payable with interest on such sums at the lesser of eight percent (8%) per annum or the maximum rate permitted by law. Such obligation of Tenant for payment of Abated Rent shall be independent of and in addition to Landlord’s other rights and remedies.

As used herein, the term “Lease Month” shall mean each calendar month during the Term (and if the Commencement Date does not occur on the first (1st) day of a calendar month, the period from the Commencement Date to the first (1st) day of the next calendar month shall be included in the first (1st) Lease Month for purposes of determining the duration of the Term and the monthly Base Rent rate applicable for such partial month).

Security Deposit:	$650,000.00
Rent:	Base Rent, Additional Rent, Taxes, and Insurance (each as defined in Exhibit C hereto), and all other sums that Tenant may owe to Landlord or otherwise be required to pay under the Lease.
Permitted Use:	General office, testing, research labs, manufacturing, production and warehousing of batteries and battery materials, all related activities, and components.
Tenant’s Proportionate Share	71.791%, which is the percentage obtained by dividing (a) the number of rentable square feet in the Premises as stated above by the rentable square feet in the Building which at the time of execution of this Lease is 104,500 rentable square feet. Landlord and Tenant stipulate that the number of rentable square feet in the Premises and in the Building set forth above is conclusive as to the square footage in existence on the date of this Lease and shall be binding upon them.

Early Occupancy:	Upon the full execution of this Lease, Tenant shall have the right to occupy the existing front office (2,370 rentable square feet) and machine shop area (7,500 rentable square feet), subject to all the terms and conditions of this Lease. Tenant shall pay Base Rent and Tenant’s Proportionate Share of Taxes, Insurance and Common Area Maintenance Costs on these areas at the aggregate rate of $11,111.98 per month until the Commencement Date occurs at which time the Lease will commence with respect to the entirety of the Premises and any rent abatement will be applied to the entirety of the Premises. Tenant will be responsible to obtain any necessary governmental approvals relating to its Early Occupancy.
Initial Liability Insurance Amount:	$5,000,000
Broker/Agent:	For Tenant: CBRE. For Landlord: Cushman & Wakefield of Colorado, Inc. CBRE.
Tenant’s Address:

For all Notices:

Solid Power, Inc.

486 S. Pierce Ave., Suite E

Louisville, CO 80027

Attention: VP, Operations

Telephone:720-491-1732

With a copy to:

Berg Hill Greenleaf Ruscitti LLP

1712 Pearl Street

Boulder, CO 80302

Attention: Patrick K. Perrin

Telephone: 303-402-1600

With a copy to (which copy does not constitute notice): Solid Power, Inc. 486 S. Pierce Ave., Suite E Louisville, CO 80027 Attention: Legal Department
Landlord’s Address:

For all Notices:

25 North Investors SPE1, LLC

c/o EverWest Real Estate Investors, LLC

1099 18th Street, Suite 2900

Denver, CO 80202

Attention: General Counsel

Telephone: 303-986-2222

Telecopy: 303-986-7990

Copy by email to: legalnotices@everwest.com.

With a copy to: 25 North Investors SPE1, LLC c/o Invesco Advisers, Inc. 2001 Ross Avenue, Suite 3400 Dallas, Texas 75201 Attention: Asset Manager Telephone: 972-715-7400 Telecopy: 972-715-5816

The foregoing Basic Lease Information is incorporated into and made a part of the Lease identified above. If any conflict exists between any Basic Lease Information and the Lease, then the Lease shall control.

LANDLORD:	25 North Investors SPE1, LLC,
a Delaware limited liability company

By: EverWest Advisors, LLC,
a Delaware limited liability company

By:
Name:
Title:

TENANT:	Solid Power, Inc., a Colorado corporation

By:
Name:
Title:

INDUSTRIAL LEASE AGREEMENT

This Industrial Lease Agreement (this “Lease”) is entered into as of the Lease Date, between 25 North Investors SPE1, LLC, a Delaware limited liability company (“Landlord”), and Solid Power, Inc., a Colorado corporation (“Tenant”).

1.                  Definitions and Basic Provisions. The definitions and basic provisions set forth in the Basic Lease Information (the “Basic Lease Information”) executed by Landlord and Tenant contemporaneously herewith are incorporated herein by reference for all purposes. Additionally, the following terms shall have the following meanings when used in this Lease: “Affiliate” means any person or entity which, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the party in question; “Building’s Structure” means the Building’s exterior walls, roof, elevator shafts (if any), footings, foundations, structural portions of load-bearing walls, structural floors and subfloors, and structural columns and beams; “Building’s Systems” means the Premises’ and Building’s HVAC, life-safety, plumbing, electrical, and mechanical systems; “Business Day(s)” means Monday through Friday of each week, exclusive of Holidays; “Holidays” means New Year’s Day, Memorial Day, Independence Day, Labor Day, Thanksgiving Day, Christmas Day, and any other nationally or regionally recognized holiday; “including” means including, without limitation; “Laws” means all federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all recorded restrictive covenants affecting the Project, and “Law” shall mean any of the foregoing; “Tenant’s Off-Premises Equipment” means any of Tenant’s equipment or other property that may be located on or about the Project (other than inside the Premises); and “Tenant Party” means any of the following persons: Tenant; any assignees claiming by, through, or under Tenant; any subtenants claiming by, through, or under Tenant; and any of their respective agents, contractors, employees, and invitees.

2.                  Lease Grant. Subject to the terms of this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, the Premises (as defined in the Basic Lease Information). In addition, Tenant shall have an exclusive license to use and occupy the loading dock(s) outside the Premises as shown on Exhibit A (collectively, the “Loading Dock”). Subject to the provisions of this Lease applicable to the Premises, and such reasonable rules and regulations as may be promulgated by Landlord from time to time, Tenant and each Tenant Party may use the Loading Dock for loading and access to and from the Premises for the Permitted Use set forth in the Basic Lease Information above. Tenant’s use of the Loading Dock shall be at its sole risk, and Landlord shall not be liable for any injury to any person or property, or for any loss or damage to any vehicle or its contents resulting from theft, collision, vandalism or any other cause whatsoever. The costs of operation and maintenance of the Loading Dock shall be a Common Area Maintenance Cost (as defined in Exhibit C) if used in common with other tenants, provided, however, Tenant shall pay an equitable share of the costs of operation and maintenance of the Loading Dock as such costs are allocated by Landlord based upon the estimated use by each of the respective tenants using the Loading Dock; otherwise Tenant shall be responsible for all such costs as set forth in Section 8(b)(ii).

3.                  Tender of Possession. Landlord will tender possession of the Premises to Tenant for Early Occupancy, as described above, upon execution of this Lease. Landlord and Tenant presently anticipate that possession of the entire Premises will be tendered to Tenant in the condition required by this Lease on or about January 1, 2022 (the “Estimated Delivery Date”). If Landlord is unable to tender possession of the Premises in such condition to Tenant by the Estimated Delivery Date, then: (a) the validity of this Lease shall not be affected or impaired thereby; (b) Landlord shall not be in default hereunder or be liable for damages therefor; and (c) Tenant shall accept possession of the Premises when Landlord tenders possession thereof to Tenant. By occupying the Premises, Tenant shall be deemed to have accepted the Premises in their condition as of the date of such occupancy, subject to the performance of punch-list items that remain to be performed by Landlord, if any. On or before the Commencement Date, Tenant shall execute and deliver to Landlord a letter substantially in the form of Exhibit F hereto confirming: (1) the Commencement Date and the expiration date of the initial Term; (2) that Tenant has accepted the Premises; and (3) that Landlord has performed all of its obligations with respect to the Premises (except for punch-list items specified in such letter); however, the failure of the parties to execute such letter shall not defer the Commencement Date or otherwise invalidate this Lease. Tenant’s failure to execute such document within thirty (30) days of receipt thereof from Landlord shall be an Event of Default (as defined in Section 17) under this Lease and shall be deemed to constitute Tenant’s agreement to the contents of such document. Occupancy of the Premises by Tenant prior to the Commencement Date shall be subject to all of the provisions of this Lease excepting only those requiring the payment of Rent.

4.                  Rent. Tenant shall timely pay to Landlord Rent (as defined in the Basic Lease Information), including the amounts set forth in Exhibit C hereto, without notice, demand, deduction or set-off (except as otherwise expressly provided herein), which payment shall be accompanied by all applicable state and local sales or use taxes. Unless otherwise prohibited by Law, Tenant shall make Rent payments via Automated Clearing House payment processing. The obligations of Tenant to pay Base Rent (as defined in the Basic Lease Information) and other sums to Landlord and the obligations of Landlord under this Lease are independent obligations. Base Rent, adjusted as herein provided, shall be payable monthly in advance. The first (1st) monthly installment of Base Rent which occurs after the expiration of any free rent period (if any) shall be payable contemporaneously with the execution of this Lease; thereafter, Base Rent shall be payable on the first (1st) day of each month following the Commencement Date or the next business day if the first (1st) day of the month falls on a weekend or holiday. The monthly Base Rent for any partial month at the beginning of the Term shall equal the product of 1/365 (or in the event of a leap year, 1/366) of the annual Base Rent in effect during the partial month and the number of days in the partial month, and shall be due on the Commencement Date. Payments of Base Rent for any fractional calendar month at the end of the Term shall be similarly prorated. Tenant shall pay Additional Rent, Taxes and Insurance (each as defined in Exhibit C) at the same time and in the same manner as Base Rent.

5.                  Delinquent Payment; Handling Charges. All past due payments required of Tenant hereunder shall bear interest from the date due until paid at the lesser of eight (8) percent per annum or the maximum lawful rate of interest (such lesser amount is referred to herein as the “Default Rate”); additionally, Landlord, in the case of Tenant’s failure to pay any payment of Base Rent hereunder which continues for three business days after notice thereof to Tenant by Landlord, and in addition to all other rights and remedies available to it, Landlord may charge Tenant a fee equal to two percent (2%) of the delinquent payment to reimburse Landlord for its cost and inconvenience incurred as a consequence of Tenant’s delinquency. Any such late charge and interest payment shall be payable as Additional Rent under this Lease, shall not be considered a waiver by Landlord of any default by Tenant hereunder, and shall be payable immediately on demand. In no event, however, shall the charges permitted under this Section 5 or elsewhere in this Lease, to the extent they are considered to be interest under applicable Law, exceed the maximum lawful rate of interest.

6.                  Security Deposit.

(a)               General. Contemporaneously with the execution of this Lease, Tenant shall pay to Landlord the Security Deposit (as defined in the Basic Lease Information), which shall be held by Landlord to secure Tenant’s performance of its obligations under this Lease. The Security Deposit is not an advance payment of Rent or a measure or limit of Landlord’s damages upon an Event of Default (as defined in Section 17). Landlord may at Landlord’s discretion, from time to time following an Event of Default and without prejudice to any other remedy, use all or a part of the Security Deposit to perform any obligation Tenant fails to perform hereunder or in connection with Landlord’s remedies under this Lease. Following any such application of the Security Deposit, Tenant shall pay to Landlord on demand the amount so applied in order to restore the Security Deposit to its original amount. Subject to the requirements of, and conditions imposed by, Laws applicable to security deposits under commercial leases, Landlord shall, within 60 days following any expiration of termination of this Lease, return to Tenant the portion of the Security Deposit remaining after deducting all damages, charges and other amounts permitted under this Lease and under Law. Landlord and Tenant agree that such deductions shall include, without limitation, all damages and losses that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach of this Lease by Tenant. Unless required otherwise by applicable Law, the Security Deposit may be commingled with other funds, and no interest shall be paid thereon. Tenant acknowledges that the security deposit is not an advance payment of any kind or a measure of Landlord's damages in the event of Tenant’s default. If Landlord transfers its interest in the Premises, Landlord may assign the Security Deposit to the transferee and, upon such transfer (and the delivery to Tenant of an acknowledgement of the transferee’s responsibility for the Security Deposit ), Landlord thereafter shall have no further liability for the return of the Security Deposit.

(b)               Reductions. If on or any time after the last day of the 44th month of the Term (the “Initial Reduction Date”), provided Tenant has not at any time during the Term committed an uncured Event of Default in the payment of Base Rent, Taxes or Common Area Maintenance Costs and there is then no outstanding uncured non-monetary Event of Default under this Lease (the “Reduction Conditions”) the Security Deposit may be reduced pursuant to either of the following: (i) The Security Deposit shall be reduced by Sixty-Two Thousand Five Hundred Dollars ($62,500.00) on the Initial Reduction Date and on each anniversary of the Initial Reduction Date that the Reduction Conditions are satisfied, but the Security Deposit shall not be reduced below Three Hundred Twenty-Five Thousand Dollars ($325,000.00); and/or (ii) The Security Deposit shall be reduced to Three Hundred Twenty-Five Thousand Dollars ($325,000.00), if Tenant shall have achieved adjusted profitability using standard non cash adjustments (EBITDA) for the prior 4 calendar quarters as reflected in a trailing 4 quarter income statement as reflected in its most recent financial statements prepared in accordance with Section 26(q) hereof and certified by Tenant’s chief financial officer.

7.                  Services; Utilities; Common Areas.

(a)               Services. Other than Landlord’s maintenance obligations expressly set forth in this Lease, Landlord shall not be obligated to provide any services to Tenant.

(b)               Utility Use. Tenant shall obtain all electricity, sewerage, gas, telephone and other utilities for the Premises (other than water which shall be billed as a Common Area charge) directly from the public utility company furnishing same. Any meters required in connection therewith shall be installed at Tenant’s sole cost. Tenant shall pay all utility deposits and fees, and all monthly service charges for electricity, sewage, gas, telephone and any other utility services furnished to the Premises during the Term of this Lease. In the event any such utilities are not separately metered on the Commencement Date, then until such time as such services are separately metered, Tenant shall pay Landlord Tenant’s equitable share of the cost of such services, as determined by Landlord. If for any reason the use of any utility is measured on a meter(s) indicating the usage of Tenant and other tenants of the Building, Tenant and such other tenants shall allocate the cost of such utility amongst themselves and shall each be responsible for the payment of its allocable share. Landlord shall furnish and install all piping, feeders, risers and other connections necessary to bring utilities to the perimeter walls of the Premises. Anything to the contrary notwithstanding, Tenant shall remain obligated for the payment of Tenant’s Proportionate Share (as defined in the Basic Lease Information) of any utilities or services furnished to the Common Areas (as defined in Section 7(c)) pursuant to Exhibit C. Landlord shall not be liable for any interruption whatsoever, nor shall Tenant be entitled to an abatement or reduction of Rent on account thereof, in utility services. Tenant shall not install any equipment which exceeds or overloads the capacity of the utility facilities serving the Premises. Nothing herein contained shall impose upon Landlord any duty to provide sewer or water usage for other than normal restroom usage.

(c)               Common Areas. The term “Common Area” is defined for all purposes of this Lease as that part of the Project and/or Complex intended for the common use of all tenants, including among other facilities (as such may be applicable to the Complex), parking areas, private streets and alleys, landscaping, curbs, loading areas, sidewalks, malls and promenades (enclosed or otherwise), lighting facilities, drinking fountains, meeting rooms, public toilets, and the like, but excluding: (i) space in buildings (now or hereafter existing) designated for rental for commercial purposes, as the same may exist from time to time; (ii) streets and alleys maintained by a public authority; (iii) areas within the Complex which may from time to time not be owned by Landlord (unless subject to a cross-access agreement benefiting the area which includes the Premises); and (iv) areas leased to a single-purpose user where access is restricted. In addition, although the roof(s) of the building(s) in the Complex is not literally part of the Common Area, it will be deemed to be so included for purposes of: (i) Landlord’s ability to prescribe rules and regulations regarding same; and (ii) its inclusion for purposes of Common Area Maintenance reimbursements. Landlord reserves the right to change from time to time the dimensions and location of the Common Area, as well as the dimensions, identities, locations and types of any buildings, signs or other improvements in the Complex. For example, and without limiting the generality of the immediately preceding sentence, Landlord may from time to time substitute for any parking area other areas reasonably accessible to the tenants of the Building or Complex, as applicable, which areas may be elevated, surface or underground. Tenant, and its employees and customers, and when duly authorized pursuant to the provisions of this Lease, its subtenants, licensees and concessionaires, shall have the non-exclusive right to use the Common Area (excluding roof(s)) as constituted from time to time, such use to be in common with Landlord, other tenants in the Building and/or Complex, as applicable, and other persons permitted by the Landlord to use the same, and subject to rights of governmental authorities, easements, other restrictions of record, and such reasonable rules and regulations governing use as Landlord may from time to time prescribe. Under no circumstances shall the right herein granted to use the Common Areas be deemed to include the right to store any property, temporarily or permanently. For example, and without limiting the generality of Landlord’s ability to establish rules and regulations governing all aspects of the Common Area, Tenant agrees as follows:

(i)                 Landlord may from time to time designate specific areas within the Project or Complex, as applicable, or in reasonable proximity thereto in which automobiles owned by Tenant, its employees, subtenants, licensees, and concessionaires shall be parked; and in this regard, Tenant shall furnish to Landlord upon request a complete list of license numbers of all automobiles operated by Tenant, its employees, its subtenants, its licensees or its concessionaires, or their employees; and Tenant agrees that if any automobile or other vehicle owned by Tenant or any of its employees, its subtenants, its licensees or its concessionaires, or their employees, shall at any time be parked in any part of the Project or Complex, as applicable, other than the specified areas designated for employee parking, Landlord may have such vehicle towed at the cost of the owner of same.

(ii)              Tenant shall not solicit business within the Common Area nor take any action which would interfere with the rights of other persons to use the Common Area.

(iii)            Landlord may temporarily close any part of the Common Area for such periods of time as may be necessary to make repairs or alterations or to prevent the public from obtaining prescriptive rights.

(iv)             With regard to the roof(s) of the building(s) in the Project or Complex, as applicable, use of the roof(s) is reserved to Landlord, or with regard to any tenant demonstrating to Landlord’s satisfaction a need to use same, to such tenant after receiving prior written consent from Landlord.

(d)               Recycling and Waste Management. Tenant shall store all trash and garbage within the Premises or in a trash dumpster or similar container approved by Landlord as to type, location and screening; and Tenant shall arrange for the regular pick-up of such trash and garbage at Tenant’s expense (unless Landlord finds it necessary to furnish such a service, in which event Tenant shall be charged an equitable portion of the total of the charges to all tenants using the service). Receiving and delivery of goods and merchandise and removal of garbage and trash shall be made only in the manner and areas prescribed by Landlord. Tenant shall not operate an incinerator or burn trash or garbage within the Project or Complex, as applicable. Tenant covenants and agrees, at its sole cost and expense: (i) to comply with all present and future laws, orders and regulations of the Federal, State, county, municipal or other governing authorities, departments, commissions, agencies and boards regarding the collection, sorting, separation, and recycling of garbage, trash, rubbish and other refuse (collectively, “trash”); (ii) to comply with Landlord’s reasonable recycling policy where it may be more stringent than applicable Law; (iii) to sort and separate its trash and recycling into such categories as are provided by Law or Landlord’s reasonable recycling policy; (iv) that each separately sorted category of trash and recycling shall be placed in separate receptacles as directed by Landlord; (v) that Landlord reserves the right to require Tenant to arrange for such collection utilizing a contractor satisfactory to Landlord; and (vi) that Tenant shall pay all costs, expenses, fines, penalties or damages that may be imposed on Landlord or Tenant by reason of Tenant’s failure to comply with the provisions of this Section. Tenant shall provide Landlord as reasonably requested and no less than annually with copy of waste manifests for all waste that leaves the Building that is within Tenant’s direct control, including but not limited to consumable waste, recyclable waste, pallets, off-site paper shredding and electronic waste.

(e)               Onsite Power. Landlord shall have the right to install on-site power (i.e., solar or small wind) at the Building or Project. Tenant agrees to cooperate with Landlord in connection with the installation and on-going operation of such on-site power. Tenant shall have no right to any renewable energy credits resulting from on-site renewable energy generation, even if Tenant uses such energy. Landlord may retain or assign such renewable energy credits in Landlord’s sole discretion.

(i)                 Consumption Data. Tenant shall within ten (10) days of request by Landlord provide consumption data in form reasonably required by Landlord: (i) for any utility billed directly to Tenant and any subtenant or licensee; and (ii) for any submetered or separately metered utility supplied to the Premises for which Landlord is not responsible for reading. Landlord will make such requests no more than four (4) times in any calendar year. If Tenant utilizes separate services from those of Landlord, Tenant hereby consents to Landlord obtaining the information directly from such service providers and, upon ten (10) days prior written request, Tenant shall execute and deliver to Landlord and the service providers such written releases as the service providers may request evidencing Tenant’s consent to deliver the data to Landlord. Any information provided hereunder shall be held confidential except for its limited use to evidence compliance with any sustainability standards A Tenant Party shall not use, nor allow any of its parent, subsidiary or affiliated entities or architects, engineers, or other consultants or advisors to use, any of such consumption data or other information to challenge any sustainability score, rating, certification or other approval granted by any third party.

(ii)              Benchmarking. When energy and/or water benchmarking are required by local, state or federal codes, Tenant shall fully cooperate with Landlord to comply with such laws. Tenant agrees to cooperate within ten (10) days of written request. If the results of such benchmarking reveal an energy or water performance score that requires audit and/or commissioning studies to be performed, Tenant shall cooperate. Furthermore, if the results of such audits and commissioning reveal opportunities to improve efficiencies through Tenant operations, Tenant shall make commercially reasonable effort to take such corrective measures.

(iii)            Data Center. Tenant may not operate a Data Center within the Premises without the express written consent of Landlord. The term “Data Center” shall mean space using 75kW of constant power load with raised floors. A Data Center does not include space within the Premises utilized as a “server closet” or for a computer training area.

(1)               Within ten (10) days of completion, Tenant shall report to Landlord the total gross floor area (in square feet) of the Data Center measured between the principal exterior surfaces of the enclosing fixed walls and including all supporting functions dedicated for use in the Data Center, such as any raised-floor computing space, server rack aisles, storage silos, control console areas, battery rooms, mechanical rooms for cooling equipment, administrative office areas, elevator shafts, stairways, break rooms and restrooms. If Tenant alters or modifies the area of the Data Center, Tenant shall furnish an updated report to Landlord on the square footage within ten (10) days following completion of the alterations or modifications.

(2)               Within ten (10) days following the close of each month of operation of the Data Center, monthly IT Energy Readings at the output of the Uninterruptible Power Supply (UPS), measured in total kWh utilized for the preceding month (as opposed to instantaneous power readings).

8.                  Alterations; Repairs; Maintenance; Signs.

(a)               Alterations. Tenant shall not make any alterations, additions or improvements to the Premises (collectively, the “Alterations”) without the prior written consent of Landlord, except for the installation of unattached, movable trade fixtures which may be installed without drilling, cutting or otherwise defacing the Premises. Tenant shall give Landlord at least ten (10) Business Days written notice prior to the commencement of any Alterations so that Landlord may have an opportunity to post notices of non-responsibility as provided by the State of Colorado. Tenant shall furnish complete plans and specifications to Landlord for its approval at the time Tenant requests Landlord’s consent to any Alterations if the desired Alterations: (i) may affect the Building’s Systems or Building’s Structure; (ii) will require the filing of plans and specifications with any governmental or quasi-governmental agency or authority; (iii) will cost in excess of Fifty Thousand Dollars ($50,000.00); or (iv) will require a building permit or similar governmental approval to undertake. Subsequent to obtaining Landlord’s consent and prior to commencement of the Alterations, Tenant shall deliver to Landlord any building permit required by applicable Law and a copy of the executed construction contract(s). Tenant shall reimburse Landlord within ten (10) days after the rendition of a bill for all of Landlord’s reasonable actual out-of-pocket costs incurred in connection with any Alterations, including all management, engineering, outside consulting, and construction fees incurred by or on behalf of Landlord for the review and approval of Tenant’s plans and specifications and for the monitoring of construction of the Alterations; provided that for the first two (2) years of the Term of this Lease, such fees shall not exceed $100,000 in the aggregate, not including any third party out of pocket expenses reasonably incurred by Landlord for architectural, engineering or similar professionals (but not including third party construction management professionals). If Landlord consents to the making of any Alteration, such Alteration shall be made by Tenant at Tenant’s sole cost and expense by a contractor approved in writing by Landlord. Tenant shall require its contractor to maintain insurance in such amounts and in such form as Landlord may require. Without Landlord’s prior written consent, Tenant shall not use any portion of the Common Areas either within or without the Project or Complex, as applicable, in connection with the making of any Alterations. If the Alterations which Tenant causes to be constructed result in Landlord being required to make any alterations and/or improvements to other portions of the Project or Complex, as applicable, in order to comply with any applicable Laws, then Tenant shall reimburse Landlord upon demand for all costs and expenses incurred by Landlord in making such alterations and/or improvements. Any Alterations made by Tenant shall become the property of Landlord upon installation and shall remain on and be surrendered with the Premises upon the expiration or sooner termination of this Lease, unless Landlord requires the removal of such Alterations. If Landlord requires the removal of such Alterations, Tenant shall at its sole cost and expense, forthwith and with all due diligence (but in any event not later than ten (10) days after the expiration or earlier termination of the Lease) remove all or any portion of any Alterations made by Tenant which are designated by Landlord to be removed (including without limitation stairs, bank vaults, and cabling, if applicable) and repair and restore the Premises in a good and workmanlike manner to their original condition, reasonable wear and tear excepted. All construction work done by Tenant within the Premises shall be performed in a good and workmanlike manner with new materials of first-class quality, lien-free and in compliance with all Laws, and in such manner as to cause a minimum of interference with other construction in progress and with the transaction of business in the Project or Complex, as applicable. Tenant agrees to indemnify, defend and hold Landlord harmless against any loss, liability or damage resulting from such work, and Tenant shall, if requested by Landlord, furnish a bond or other security satisfactory to Landlord against any such loss, liability or damage. The foregoing indemnity shall survive the expiration or earlier termination of this Lease. Landlord’s consent to or approval of any alterations, additions or improvements (or the plans therefor) shall not constitute a representation or warranty by Landlord, nor Landlord’s acceptance, that the same comply with sound architectural and/or engineering practices or with all applicable Laws, and Tenant shall be solely responsible for ensuring all such compliance. All voice, data, video, audio and other low voltage control transport system cabling and/or cable bundles installed in the Building by Tenant or its contractor shall be (A) plenum rated and/or have a composition makeup suited for its environmental use in accordance with NFPA 70/National Electrical Code; (B) labeled every 3 meters with the Tenant’s name and origination and destination points; (C) installed in accordance with all EIA/TIA standards and the National Electric Code; (D) installed and routed in accordance with a routing plan showing “as built” or “as installed” configurations of cable pathways, outlet identification numbers, locations of all wall, ceiling and floor penetrations, riser cable routing and conduit routing (if applicable), and such other information as Landlord may request. The routing plan shall be available to Landlord and its agents at the Building upon request.

(b)               Repairs; Maintenance.

(i)                 By Landlord. Landlord shall, subject to reimbursement under Exhibit C, keep the foundation, the Building’s Structure, the exterior walls (except plate glass; windows, doors and other exterior openings; window and door frames, molding, closure devices, locks and hardware; special store fronts; lighting, heating, air conditioning, plumbing and other electrical, mechanical and electromotive installation, equipment and fixtures; signs, placards, decorations or other advertising media of any type; and interior painting or other treatment of exterior walls), the Loading Dock (if used in common by tenants of the Building) and roof of the Premises in good repair. Landlord, however, shall not be required to make any repairs occasioned by the act or negligence of Tenant, its agents, contractors, employees, subtenants, invitees, customers, licensees and concessionaires (including, but not limited to, roof leaks resulting from Tenant’s installation of air conditioning equipment or any other roof penetration or placement); and the provisions of the previous sentence are expressly recognized to be subject to the casualty and condemnation provisions of this Lease. In the event that the Premises should become in need of repairs required to be made by Landlord hereunder, Tenant shall give immediate written notice thereof to Landlord and Landlord shall have a reasonable time after receipt by Landlord of such written notice in which to make such repairs. Landlord shall not be liable to Tenant for any interruption of Tenant’s business or inconvenience caused due to any work performed in the Premises or in the Complex pursuant to Landlord’s rights and obligations under the Lease. In addition, Landlord shall maintain the Common Areas of the Project or Complex, as applicable, subject to reimbursement as set forth in Exhibit C. To the extent allowed by law, Tenant waives the right to make repairs at Landlord’s expense under any law, statute or ordinance now or hereafter in effect.

(ii)              By Tenant. Tenant shall keep the Premises and the Loading Dock in good and clean condition and shall at its sole cost and expense keep the same free of dirt, rubbish, ice or snow, insects, rodents, vermin and other pests and make all needed repairs and replacements, including replacement of cracked or broken glass, except for repairs and replacements required to be made by Landlord. Without limiting the coverage of the previous sentence, it is understood that Tenant’s responsibilities therein include the repair and replacement in accordance with all applicable Laws of all lighting, heating, air conditioning, plumbing and other electrical, mechanical and electromotive installation, equipment and fixtures and also include all utility repairs in ducts, conduits, pipes and wiring, and any sewer stoppage located in, under and above the Premises, regardless of when or how the defect or other cause for repair or replacement occurred or became apparent, except for any latent design or construction defects that existed prior to the full execution of this Lease. If any repairs required to be made by Tenant hereunder are not made within ten (10) days after written notice delivered to Tenant by Landlord (such time period not being subject to the notice and cure provisions of Section 17(f)), Landlord may at its option make such repairs without liability to Tenant for any loss or damage which may result to its stock or business by reason of such repairs and Tenant shall pay to Landlord upon demand, as Rent hereunder, the cost of such repairs plus interest at the Default Rate, such interest to accrue continuously from the date of payment by Landlord until repayment by Tenant. Notwithstanding the foregoing, Landlord shall have the right to make such repairs without notice to Tenant in the event of an emergency, or if such repairs relate to the exterior of the Premises. Tenant shall, at its own cost and expense, enter into a regularly scheduled preventive maintenance/service contract with a maintenance contractor for servicing all hot water, heating and air conditioning systems and equipment within the Premises. The maintenance contractor and the contract must be approved by Landlord. The service contract must include all services suggested by the equipment manufacturer within the operation/maintenance manual and must become effective (and a copy thereof delivered to Landlord) within thirty (30) days of the date Tenant takes possession of the Premises. Tenant shall provide Landlord a copy of such contract and from time to time upon request furnish proof reasonably satisfactory to Landlord that all such systems and equipment are being serviced in accordance with the maintenance/service contract. At the expiration of this Lease, Tenant shall surrender the Premises in good condition, excepting reasonable wear and tear. All personal property of Tenant, including goods, wares, merchandise, inventory, trade fixtures and other personal property of Tenant, shall be stored at the sole risk of Tenant. Landlord or its agents shall not be liable for any loss or damage to persons or property resulting from fire, explosion, falling plaster, steam, gas, electricity, water or rain which may leak from any part of the Complex or from the pipes, appliances or plumbing works therein or from the roof, street or subsurface or from any other places resulting from dampness or any other cause whatsoever, or from the act or negligence of any other tenant or any officer, agent, employee, contractor or guest of any such tenant. It is generally understood that mold spores are present essentially everywhere and that mold can grow in most any moist location. Emphasis is properly placed on prevention of moisture and on good housekeeping and ventilation practices. Tenant acknowledges the necessity of housekeeping, ventilation, and moisture control (especially in kitchens, janitor’s closets, bathrooms, break rooms and around outside walls) for mold prevention. In signing this Lease, Tenant has first inspected the Premises and certifies that it has not observed mold, mildew or moisture within the Premises. Tenant agrees to immediately notify Landlord if it observes mold/mildew and/or moisture conditions (from any source, including leaks), and allow Landlord to evaluate and make recommendations and/or take appropriate corrective action. Tenant relieves Landlord from any liability for any bodily injury or damages to property caused by or associated with moisture or the growth of or occurrence of mold or mildew on the Premises. In addition, execution of this Lease constitutes acknowledgement by Tenant that control of moisture and mold prevention are integral to its Lease obligations. Tenant shall adopt and implement the moisture and mold control guidelines set forth on Exhibit K attached hereto.

(iii)            Performance of Work. All work described in this Section 8 shall be performed only by contractors and subcontractors approved in writing by Landlord. Tenant shall cause all contractors and subcontractors to procure and maintain insurance coverage against such risks, in such amounts, and with such companies as Landlord may reasonably require, but in no event less than: (i) Commercial General Liability insurance on an occurrence basis in amounts not less than $2,000,000 ($1,000,000 of which may be in excess umbrella coverage) naming Landlord, Landlord’s property management company and Invesco Advisers, Inc. (“Invesco”) as additional insureds; (ii) workers’ compensation insurance in amounts required by statute and if contractors or subcontractors have employees on the Premises the contractors or subcontractors must provide evidence of statutory coverage inclusive of Employers Liability in the amount of $1,000,000; and (iii) Business Automobile Liability insurance on an occurrence basis in amounts not less than $1,000,000 per accident. Tenant shall provide Landlord with insurance certificates for such contractors and subcontractors prior to commencement of any work. Tenant shall provide Landlord with the identities, mailing addresses and telephone numbers of all persons performing work or supplying materials prior to beginning such construction and Landlord may post on and about the Premises notices of non-responsibility pursuant to applicable Laws. All such work shall be performed in accordance with all Laws and in a good and workmanlike manner so as not to damage the Building (including the Premises, the Building’s Structure and the Building’s Systems). All such work which may affect the Building’s Structure or the Building’s Systems, at Landlord’s election, must be performed by Landlord’s usual contractor for such work or a contractor approved by Landlord. All work affecting the roof of the Building must be performed by Landlord’s roofing contractor or a contractor approved by Landlord and no such work will be permitted if it would void or reduce the warranty on the roof.

Any and all improvements, alterations or additions performed by Tenant will be performed in accordance with Landlord’s “Contractor Rules and Regulations” attached hereto as Exhibit D-1 and the Energy and Sustainability Construction Guidelines & Requirements attached hereto as Exhibit D-2, and any commercially reasonable modifications thereto by Landlord, notwithstanding any more permissive local building codes or ordinances.

(c)               Mechanic’s Liens. All work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party shall be deemed authorized and ordered by Tenant only, and Tenant shall not permit any mechanic’s liens to be filed against the Premises or the Project in connection therewith. Upon completion of any such work, Tenant shall deliver to Landlord final lien waivers from all contractors, subcontractors and materialmen who performed such work. If such a lien is filed, then Tenant shall, within ten (10) days after Landlord has delivered notice of the filing thereof to Tenant (or such earlier time period as may be necessary to prevent the forfeiture of the Premises, Project or any interest of Landlord therein or the imposition of a civil or criminal fine with respect thereto), either: (1) pay the amount of the lien and cause the lien to be released of record; or (2) diligently contest such lien and deliver to Landlord a bond or other security reasonably satisfactory to Landlord. If Tenant fails to timely take either such action, then Landlord may pay the lien claim, and any amounts so paid, including expenses and interest, shall be paid by Tenant to Landlord within ten (10) days after Landlord has invoiced Tenant therefor. Landlord and Tenant acknowledge and agree that their relationship is and shall be solely that of “landlord-tenant” (thereby excluding a relationship of “owner-contractor,” “owner-agent” or other similar relationships). Accordingly, all materialmen, contractors, artisans, mechanics, laborers and any other persons now or hereafter contracting with Tenant, any contractor or subcontractor of Tenant or any other Tenant Party for the furnishing of any labor, services, materials, supplies or equipment with respect to any portion of the Premises, at any time from the date hereof until the end of the Term, are hereby charged with notice that they look exclusively to Tenant to obtain payment for same. Nothing herein shall be deemed a consent by Landlord to any liens being placed upon the Premises, Project or Landlord’s interest therein due to any work performed by or for Tenant or deemed to give any contractor or subcontractor or materialman any right or interest in any funds held by Landlord to reimburse Tenant for any portion of the cost of such work. Tenant shall indemnify, defend and hold harmless Landlord, its property manager, Invesco, any subsidiary or affiliate of the foregoing, and their respective officers, directors, shareholders, partners, employees, members, managers, lenders, contractors, attorneys and agents (collectively, the “Indemnitees”) from and against all claims, demands, causes of action, suits, judgments, damages and expenses (including attorneys’ fees) in any way arising from or relating to the failure by any Tenant Party to pay for any work performed, materials furnished, or obligations incurred by or at the request of a Tenant Party. The foregoing indemnity shall survive termination or expiration of this Lease.

(d)               Signs. Tenant shall not place or permit to be placed any signs upon: (i) the roof of the Building; or (ii) the Common Areas; or (iii) any area visible from the exterior of the Premises without Landlord’s prior written approval, which approval shall not be unreasonably withheld. Upon request of Landlord, Tenant shall immediately remove any sign, advertising material or lettering which Tenant has placed or permitted to be placed upon the exterior or interior surface of any door or window or at any point inside the Premises, or the exterior of the Building, if required in connection with any cleaning, maintenance or repairs to the Building or which in Landlord’s reasonable opinion, is of such a nature as to not be in keeping with the standards of the Building or Complex, as applicable, and if Tenant fails to do so, Landlord may without liability remove the same at Tenant’s expense. Tenant shall comply with such regulations as may from time to time be promulgated by Landlord governing signs, advertising material or lettering of all tenants in the Project or Complex, as applicable. The Tenant, upon vacation of the Premises, or the removal or alteration of its sign for any reason, shall be responsible for the repair, painting or replacement of the Building fascia surface or other portion of the Building where signs are attached. If Tenant fails to do so, Landlord may have the sign removed and the cost of removal plus fifteen percent (15%) as an administrative fee shall be payable by Tenant within ten (10) days of invoice.

9.                  Use. Tenant shall occupy and use the Premises only for the Permitted Use (as set forth in the Basic Lease Information) and shall comply with all Laws relating to the use, condition, access to, and occupancy of the Premises and will not commit waste, overload the Building’s Structure or the Building’s Systems or subject the Premises to any use that would damage the Premises. Tenant, at its sole cost and expense, shall obtain and keep in effect during the term, all permits, licenses, and other authorizations necessary to permit Tenant to use and occupy the Premises for the Permitted Use in accordance with applicable Law. The population density within the Premises as a whole shall at no time exceed one person for each three hundred (300) rentable square feet in the Premises. Notwithstanding anything in this Lease to the contrary, as between Landlord and Tenant: (a) Tenant shall bear the risk of complying with Title III of the Americans With Disabilities Act of 1990, any state laws governing handicapped access or architectural barriers, and all rules, regulations, and guidelines promulgated under such laws, as amended from time to time (the “Disabilities Acts”) in the Premises; and (b) Landlord shall bear the risk of complying with the Disabilities Acts in the Common Areas (subject to reimbursement as set forth in Exhibit C), other than compliance that is necessitated by the use of the Premises for other than the Permitted Use or as a result of any alterations or additions made by Tenant (which risk and responsibility shall be borne by Tenant). The Premises shall not be used for any purpose which creates strong, unusual, or offensive odors, fumes, dust or vapors; which emits noise or sounds that are objectionable due to intermittence, beat, frequency, shrillness, or loudness; which is associated with indecent or pornographic matters; or which involves political or moral issues (such as abortion issues). Tenant shall conduct its business and control each other Tenant Party so as not to create any nuisance or unreasonably interfere with other tenants or Landlord in its management of the Building. Tenant shall not knowingly conduct or permit to be conducted in the Premises any activity, or place any equipment in or about the Premises or the Building, which will invalidate the insurance coverage in effect or increase the rate of fire insurance or other insurance on the Premises or the Building. If any invalidation of coverage or increase in the rate of fire insurance or other insurance occurs or is threatened by any insurance company due to activity conducted from the Premises, or any act or omission by Tenant, or its agents, employees, representatives, or contractors, such statement or threat shall be conclusive evidence that the increase in such rate is due to such act of Tenant or the contents or equipment in or about the Premises, and, as a result thereof, Tenant shall be liable for such increase and such increase shall be considered Additional Rent payable with the next monthly installment of Base Rent due under this Lease, and Landlord’s acceptance of such amount shall not waive any of Landlord’s other rights. In no event shall Tenant introduce or permit to be kept on the Premises or brought into the Building any dangerous, noxious, radioactive or explosive substance, except as necessary for the Permitted Use and in accordance with applicable Laws. In no case shall Tenant use any portion of the Premises for any marijuana or marijuana related business (including, but not limited to, the cultivation, manufacture, processing, storage or sale of cannabis or cannabis-related products). Tenant shall have the right to access the Premises 24 hours per day, 365 days per year.

Tenant agrees to comply with and reasonably cooperate with Landlord’s efforts to comply with energy efficiency, green building and/or carbon reduction laws, including without limitation occupant, water, energy and transportation surveys within the city, county, state or any other jurisdiction.

10.              Assignment and Subletting.

(a)               Transfers. Tenant shall not, without the prior written consent of Landlord: (1) assign, transfer, or encumber this Lease or any estate or interest herein, whether directly or by operation of law;(2) permit any other entity to become Tenant hereunder by merger, consolidation, or other reorganization; (3) if Tenant is an entity other than a corporation whose stock is publicly traded, permit the transfer of more than twenty five percent (25%) of the voting stock or more than twenty five percent (25%) of the ownership interest in Tenant (whether or not in one or more transfers); (4) sublet any portion of the Premises; (5) grant any license, concession, or other right of occupancy of any portion of the Premises; or (6) permit the use of the Premises by any parties other than Tenant (any of the events listed in Section 10(a)(1) through Section 10(a)(6) being a “Transfer”). Notwithstanding the foregoing, Landlord hereby consents to a Transfer to Decarbonization Plus Acquisition Corp III (“DCRC”) subject to: (i) closing of the transactions contemplated by the Business Combination Agreement and Plan of Reorganization, among Tenant, DCRC, and DCRC Merger Sub Inc., dated June 15, 2021, and (ii) DCRC having current assets of at least $150 million at the time of such Transfer.

(b)               Consent Standards. Landlord shall not unreasonably withhold its consent to any assignment or subletting of the Premises, provided that Tenant is not then in default under the Lease and the proposed transferee: (1) is creditworthy; (2) has a good reputation in the business community; (3) will use the Premises for the Permitted Use and will not use the Premises in any manner that would conflict with any exclusive use agreement or other similar agreement entered into by Landlord with any other tenant of the Project or Complex, as applicable; (4) will not use the Premises, Project or Complex in a manner that would materially increase the pedestrian or vehicular traffic to the Premises, Project or Complex; (5) is not a governmental entity, or subdivision or agency thereof; (6) is not another occupant of the Building or Complex, as applicable; and (7) is not a person or entity with whom Landlord is then, or has been within the six-month period prior to the time Tenant seeks to enter into such assignment or subletting, negotiating to lease space in the Building or Complex, as applicable, or any Affiliate of any such person or entity; otherwise, Landlord may withhold its consent in its sole discretion.

(c)               Request for Consent. If Tenant requests Landlord’s consent to a Transfer, then, at least thirty (30) days prior to the effective date of the proposed Transfer, Tenant shall provide Landlord with a written description of all terms and conditions of the proposed Transfer, copies of the proposed pertinent documentation, and the following information about the proposed transferee: name and address; reasonably satisfactory information about its business and business history; its proposed use of the Premises; banking, financial, and other credit information; and general references sufficient to enable Landlord to determine the proposed transferee’s creditworthiness and character. Concurrently with Tenant’s notice of any request for consent to a Transfer, Tenant shall pay to Landlord a fee of $1,000 to defray Landlord’s expenses in reviewing such request, and Tenant shall also reimburse Landlord immediately upon request for its reasonable attorneys’ fees incurred in connection with considering any request for consent to a Transfer, but not in excess of $10,000.Conditions to Consent. If Landlord consents to a proposed Transfer, then the proposed transferee shall deliver to Landlord a written agreement whereby it expressly assumes Tenant’s obligations hereunder; however, any transferee of less than all of the space in the Premises shall be liable only for obligations under this Lease that are properly allocable to the space subject to the Transfer for the period of the Transfer. No Transfer shall release Tenant from its obligations under this Lease, but rather Tenant and its transferee shall be jointly and severally liable therefor. Landlord’s consent to any Transfer shall not be deemed consent to any subsequent Transfers. If an Event of Default occurs while the Premises or any part thereof are subject to a Transfer, then Landlord, in addition to its other remedies, may collect directly from such transferee all rents becoming due to Tenant and apply such rents against Rent. Tenant authorizes its transferees to make payments of rent directly to Landlord upon receipt of notice from Landlord to do so following the occurrence of an Event of Default hereunder. In the Event of Default, all rents paid to Tenant by an assignee or subtenant shall be received by Tenant in trust for Landlord and shall be forwarded to Landlord without offset or reduction of any kind. Tenant shall pay for the cost of any demising walls or other improvements necessitated by a proposed subletting or assignment (provided that the foregoing shall not waive any approval right that Landlord may have with respect to such improvements pursuant to another provision of this Lease).

(d)               Attornment by Subtenants. Each sublease by Tenant hereunder shall be subject and subordinate to this Lease and to the matters to which this Lease is or shall be subordinate, and each subtenant by entering into a sublease is deemed to have agreed that in the event of termination, re-entry or dispossession by Landlord under this Lease, Landlord may, at its option, either terminate the sublease or take over all of the right, title and interest of Tenant, as sublandlord, under such sublease, and such subtenant shall, at Landlord’s option, attorn to Landlord pursuant to the then executory provisions of such sublease, except that Landlord shall not be: (1) liable for any previous act or omission of Tenant under such sublease; (2) subject to any counterclaim, offset or defense that such subtenant might have against Tenant; (3) bound by any previous modification of such sublease or by any rent or additional rent or advance rent which such subtenant might have paid for more than the current month to Tenant, and all such rent shall remain due and owing, notwithstanding such advance payment; (4) bound by any security or advance rental deposit made by such subtenant which is not delivered or paid over to Landlord and with respect to which such subtenant shall look solely to Tenant for refund or reimbursement; or (5) obligated to perform any work in the subleased space or to prepare it for occupancy, and in connection with such attornment, the subtenant shall execute and deliver to Landlord any instruments Landlord may reasonably request to evidence and confirm such attornment. Each subtenant or licensee of Tenant shall be deemed, automatically upon and as a condition of its occupying or using the Premises or any part thereof, to have agreed to be bound by the terms and conditions set forth in this Section 10(e). The provisions of this Section 10(e) shall be self-operative, and no further instrument shall be required to give effect to this provision.

(e)               Cancellation. In the event of a proposed assignment of this Lease (other than a permitted Transfer) or of a sublease of more than 50% of the Premises (whether in one or more transactions) Landlord may, within thirty (30) days after submission of Tenant’s written request for Landlord’s consent to such an assignment or subletting, provide notice to Tenant that Landlord intends to cancel this Lease as to the portion of the Premises proposed to be sublet or assigned as of the date the proposed Transfer is to be effective. Tenant shall have ten (10) days to withdraw its request for consent to the Transfer. If Tenant does not withdraw its request for consent to the Transfer within such 10 day period then Landlord may proceed with cancellation of this Lease. If Landlord cancels this Lease as to any portion of the Premises, then this Lease shall cease for such portion of the Premises, Tenant shall pay to Landlord all Rent accrued through the cancellation date relating to the portion of the Premises covered by the proposed Transfer, and Rent shall be reduced proportionately based on the remaining square footage in the Premises. Thereafter, Landlord may lease such portion of the Premises to the prospective transferee (or to any other person) without liability to Tenant.

(f)                Additional Compensation. Tenant shall pay to Landlord, immediately upon receipt thereof, 50% of the excess of all compensation received by Tenant for a Transfer over the Rent allocable to the portion of the Premises covered thereby, net of Tenant’s costs and expenses in connection with such Transfer; provided, however, that the foregoing shall not apply to a Permitted Transfer. This section shall only apply to amounts received by Tenant that are specifically allocable to a Transfer of this Lease and this section shall not apply to any deemed Transfer as a result of a change of control of Tenant.

11.              Insurance; waivers; subrogation; indemnity.

(a)               Tenant’s Insurance. Effective as of the earlier of: (1) the date Tenant enters or occupies the Premises; or (2) the Commencement Date, and continuing throughout the Term, Tenant shall maintain the following insurance policies:

(i)                 Commercial General Liability Insurance in amounts of no less than $5,000,000 per occurrence for bodily injury and property damage, $5,000,000 each person or organization for personal and advertising injury, $5,000,000 general aggregate, and $5,000,000 products and completed operations aggregate covering: (A) premises/operations liability, (B) products/completed operations liability, (C) personal and advertising injury liability, (D) independent contractors liability, and (E) broad form contractual liability. Such policy shall: (1) be primary and non-contributory to any insurance or self insurance maintained by Tenant, Landlord, Landlord’s property management company and Invesco with respect to the use and occupancy of the Premises including all operations conducted thereon; (2) include severability of interests or cross liability provisions; (3) be endorsed to add Landlord, Landlord’s property management company, and Invesco as additional insureds using Insurance Services Office (“ISO”) form CG 20 26 11 85 or a substitute equivalent form approved in writing by Landlord; (4) include terrorism coverage up to the full per occurrence and aggregate limits available under the policy; (5) insure other activities that the Landlord reasonably deems necessary, such as insurance for liquor liability; and (6) include a waiver of subrogation in favor of Landlord. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Tenant may maintain such insurance on a multi-location basis provided that the aggregate limits or sublimits on each policy are dedicated to the Premises and thereby not subject to dilution by claims occurring at other locations.

(ii)              Automobile Liability Insurance covering the ownership, maintenance, and operations of any automobile or automotive equipment, whether such auto is owned, hired, and non-owned. Tenant shall maintain insurance with a combined single limit for bodily injury and property damage of not less than the equivalent of $1,000,000 per accident. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Such insurance shall cover Tenant against claims for bodily injury, including death resulting therefrom, and damage to the property of others caused by accident regardless of whether such operations are performed by Tenant, Tenant’s agents, or by any one directly or indirectly employed by any of them. Tenant’s automobile liability insurance shall be endorsed to add Landlord, Landlord’s property management company, and Invesco as additional insureds.

(iii)            Commercial Property Insurance covering at full replacement cost value the following property in the Premises: (A) inventory; (B) FF&E (unattached furniture, fixtures, and equipment); (C) alterations, improvements and betterments made by the Tenant including but not necessarily limited to all permanently attached fixtures and equipment; and (D) any other property in which the Tenant retains the risk of loss including electronic data processing equipment, employee personal property or other property owned or leased by Tenant. Such property insurance shall include: (1) coverage against such perils as are commonly included in the special causes of loss form, with no exclusions for wind and hail, vandalism and malicious mischief, and endorsed to add the perils of earthquake, flood, and terrorism; (2) business income coverage providing for the full recovery of loss of rents and continuing expenses on an actual loss sustained basis for a period of not less than 12 months; (3) an “agreed amount” endorsement waiving any coinsurance requirements; and (4) a loss payable endorsement providing that Tenant, Landlord, and Landlord’s Mortgagee (as hereinafter defined) shall be a loss payee on the policy with regard to the loss of rents coverage. “Full replacement value,” as used herein, means the cost of repairing, replacing, or reinstating, including demolishing, any item of property, with materials of like kind and quality in compliance with, (and without, an exclusion pertaining to application of), any law or building ordinance regulating repair or construction at the time of loss and without deduction for physical, accounting, or any other depreciation, in an amount sufficient to meet the requirements of any applicable co-insurance clause and to prevent Tenant from being a co-insurer.

(iv)             Builders’ Risk Insurance on an “all risk” form that does not exclude the perils of flood, earthquake, and terrorism covering on a completed value basis all work incorporated in the Building and all materials and equipment in or about the Premises in connection with construction activities where Tenant notifies Landlord of its intent to undertake a substantial rebuild of the existing structure and Landlord determines that such coverage is necessary. Limits and terms to coverage are to be determined by Landlord upon notification by Tenant.

(v)               Workers Compensation Insurance covering statutory benefits in the state where the Premises is located. This policy shall include “other states” insurance, so as to include all states not named on the declarations page of the insurance policy, except for the monopolistic states. Tenant is required to carry this insurance regardless of eligibility for waiver or exemption of coverage under any applicable state statute. Such insurance shall include an employers liability coverage part with limits that shall be not less than $1,000,000 each accident for bodily injury by accident and $1,000,000 each employee and policy limit for bodily injury by disease. Tenant should also provide evidence of a waiver of subrogation in favor of Landlord.

(vi)             Such other insurance or any changes or endorsements to the insurance required herein, including increased limits of coverage, as Landlord, or any mortgagee or lessor of Landlord, may reasonably require from time to time.

Tenant’s commercial general liability insurance, automobile liability insurance and, all other insurance policies, where such policies permit coverage for Landlord as an additional insured, shall provide primary coverage to Landlord and shall not require contribution by any insurance maintained by Landlord, when any policy issued to Landlord provides duplicate or similar coverage, and in such circumstance Landlord’s policy will be excess over Tenant’s policy. Tenant shall furnish to Landlord certificates of such insurance, and where applicable with an additional insured endorsement in form CG 20 26 11 85 (or another equivalent form approved in writing by Landlord), and such other evidence satisfactory to Landlord of the maintenance of all insurance coverages required hereunder at least ten (10) days prior to the earlier of the Commencement Date or the date Tenant enters or occupies the Premises, and at least fifteen (15) days prior to each renewal of said insurance, and Tenant shall obtain a written obligation on the part of each insurance company to notify Landlord at least thirty (30) days before cancellation, non-renewal or a material change of any such insurance policies. All such insurance policies shall be in form, and issued by companies licensed to do business in the state where the Premises is located, rated by AM Best as having a financial strength rating of “A-” or better and a financial size category of “IX” or greater, or otherwise reasonably satisfactory to Landlord. If Tenant fails to comply with the foregoing insurance requirements or to deliver to Landlord the certificates or evidence of coverage required herein, Landlord, in addition to any other remedy available pursuant to this Lease or otherwise, may, but shall not be obligated to, obtain such insurance and Tenant shall pay to Landlord on demand the premium costs thereof, plus an administrative fee of fifteen percent (15%) of such cost. It is expressly understood and agreed that the foregoing minimum limits of liability and coverages required of Tenant’s insurance shall not reduce or limit the obligation of the Tenant to indemnify the Landlord as provided in this Lease. All policies required herein shall use occurrence based forms. Any and all of the premiums, deductibles and self-insured retentions associated with the policies providing the insurance coverage required herein shall be assumed by, for the account of, and at the sole risk of Tenant. Deductibles or self-insured retentions may not exceed $10,000 without the prior written approval of Landlord.

(b)               Landlord’s Insurance. Throughout the Term of this Lease, Landlord shall maintain, as a minimum, the following insurance policies: (1) property insurance for the Building’s replacement value (excluding property required to be insured by Tenant, it being agreed that Landlord shall have no obligation to provide insurance for such property), less a commercially-reasonable deductible if Landlord so chooses; and (2) commercial general liability insurance in an amount of not less than $3,000,000 per occurrence for bodily injury and property damage, $3,000,000 each person or organization for personal and advertising injury, $3,000,000 general aggregate, and $3,000,000 products and completed operations aggregate. Limits can be satisfied through the maintenance of a combination of primary and umbrella policies. Landlord may, but is not obligated to, maintain such other insurance and additional coverages as it may deem necessary. Tenant shall pay its Proportionate Share of the cost of all insurance carried by Landlord with respect to the Project or Complex, as applicable, as set forth on Exhibit C. The foregoing insurance policies and any other insurance carried by Landlord shall be for the sole benefit of Landlord and under Landlord’s sole control, and Tenant shall have no right or claim to any proceeds thereof or any other rights thereunder.

(c)               Waiver of Subrogation. Notwithstanding anything to the contrary herein, to the extent permitted by law and without affecting the coverage provided by insurance required to be maintained hereunder, Landlord and Tenant shall each agree to waive any right to recover against the other party (and the other party’s agents, officers, directors and employees) on account of any and all claims it may have against the other party (and the other party’s agents, officers, directors and employees) with respect to the insurance actually maintained, or required to be maintained hereunder, under subparagraphs 11(a)(i) through (vi), inclusive, and to the extent proceeds are realized from such insurance coverage that are applied to such claims. Each policy described in this Lease shall contain a waiver of subrogation endorsement that provides that the waiver of any right to recovery shall not invalidate the policy in any way

(d)               Indemnity. Subject to Section 11(c), Tenant shall indemnify, defend and hold harmless Landlord and the Indemnitees from and against all claims, demands, liabilities, causes of action, suits, judgments, damages, and expenses (including attorneys’ fees) and all losses and damages arising from: (1) any injury to or death of any person or the damage to or theft, destruction, loss, or loss of use of any property or inconvenience (a “Loss”) arising from any occurrence in the Premises, the use of the Common Areas by any Tenant Party, or the installation, operation, maintenance, repair or removal of any of Tenant’s Off-Premises Equipment; (2) any act, omission or neglect by any Tenant Party; or (2) Tenant’s failure to perform its obligations under this Lease. IN EACH CASE EVEN THOUGH CAUSED OR ALLEGED TO BE CAUSED BY THE NEGLIGENCE OR FAULT OF LANDLORD OR ITS AGENTS (OTHER THAN A LOSS ARISING FROM THE SOLE OR GROSS NEGLIGENCE OF LANDLORD OR ITS AGENTS), AND EVEN THOUGH ANY SUCH CLAIM, CAUSE OF ACTION, OR SUIT IS BASED UPON OR ALLEGED TO BE BASED UPON THE STRICT LIABILITY OF LANDLORD OR ITS AGENTS. THIS INDEMNITY IS INTENDED TO INDEMNIFY LANDLORD AND ITS AGENTS AGAINST THE CONSEQUENCES OF THEIR OWN NEGLIGENCE OR FAULT AS PROVIDED ABOVE WHEN LANDLORD OR ITS AGENTS ARE JOINTLY, COMPARATIVELY, CONTRIBUTIVELY, OR CONCURRENTLY NEGLIGENT WITH TENANT. The indemnities set forth in this Section 11(d) shall survive termination or expiration of this Lease and shall not terminate or be waived, diminished or affected in any manner by any abatement or apportionment of Rent under any provision of this Lease. If any proceeding is filed for which indemnity is required hereunder, Tenant agrees, upon request therefor, to defend Landlord in such proceeding at its sole cost utilizing counsel satisfactory to Landlord in its sole discretion. Tenant shall have no obligation to Indemnify Landlord for a Loss to the extent caused by Landlord’s or its agent’s gross negligence or intentional misconduct.

(e)               Exemption of Landlord from Liability. Tenant hereby agrees that Landlord and the Indemnitees shall not be liable for injury to Tenant’s business or any loss of income therefrom or for loss of or damage to the merchandise, tenant improvements, fixtures, furniture, equipment, computers, files, automobiles, or other property of Tenant, Tenant's employees, agents, contractors or invitees, or any other person in or about the Company, nor shall Landlord or the Indemnitees be liable for injury to the person of Tenant, Tenant’s employees, agents, contractors or invitees, whether such damage or injury is caused by or results from any cause whatsoever including, but not limited to, theft, criminal activity at the Complex, negligent security measures, bombings or bomb scares, acts of terrorism, Hazardous Materials, fire, steam, electricity, gas, water or rain, flooding, breakage of pipes, sprinklers, plumbing, air conditioning or lighting fixtures, or from any other cause, whether said damage or injury results from conditions arising upon the Premises or upon other portions of the Complex, or from other sources or places, or from new construction or the repair, alteration or improvement of any part of the Complex, and regardless of whether the cause of the damage or injury arises out of the active negligence, passive negligence or intentional acts of Landlord or the Indemnitees. Neither Landlord nor the Indemnitees shall be liable for any damages arising from any act, omission or neglect of any employees, agents, contractors or invitees of any other tenant, occupant or user of the Complex, nor from the failure of Landlord to enforce the provisions of the lease of any other tenant of the Complex. Tenant, as a material part of the consideration to Landlord hereunder, hereby assumes all risk of damage to Tenant’s property or business or injury to persons, in, upon or about the Complex arising from any cause, including the active or passive negligence of Landlord or the Indemnitees, and Tenant hereby waives all claims in respect thereof against Landlord and the Indemnitees.

12.              Subordination; Attornment; Notice to Landlord’s Mortgagee.

(a)               Subordination. This Lease shall be subject and automatically subordinate to any deed of trust, mortgage, or other security instrument (each, as renewed, modified, and/or extended from time to time, a “Mortgage”), or any ground lease, master lease, or primary lease (each, as renewed, modified, and/or extended from time to time, a “Primary Lease”), that now or hereafter covers all or any part of the Premises (the mortgagee under any such Mortgage, beneficiary under any such deed of trust, or the lessor under any such Primary Lease is referred to herein as a “Landlord’s Mortgagee”). Any Landlord’s Mortgagee may elect at any time, unilaterally, to make this Lease superior to its Mortgage, Primary Lease, or other interest in the Premises by so notifying Tenant in writing. The provisions of this Section shall be self-operative and no further instrument of subordination shall be required; however, in confirmation of such subordination, Tenant shall execute and return to Landlord (or such other party designated by Landlord) within ten (10) days after written request therefor such documentation, in recordable form if required, as a Landlord’s Mortgagee may reasonably request to evidence the subordination of this Lease to such Landlord’s Mortgagee’s Mortgage or Primary Lease (including a subordination, non-disturbance and attornment agreement) or, if the Landlord’s Mortgagee so elects, the subordination of such Landlord’s Mortgagee’s Mortgage or Primary Lease to this Lease. Tenant's failure to execute such documents within ten (10) days after written demand shall constitute a default by Tenant hereunder. Landlord will cause its lender to supply an SNDA to Tenant.

(b)               Attornment. Tenant shall attorn to any party succeeding to Landlord’s interest in the Premises, whether by purchase, foreclosure, deed in lieu of foreclosure, power of sale, termination of lease, or otherwise, upon such party’s request, and shall execute such agreements confirming such attornment as such party may reasonably request.

(c)               Notice to Landlord’s Mortgagee. Tenant shall not seek to enforce any remedy it may have for any default on the part of Landlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail, to any Landlord’s Mortgagee whose address has been given to Tenant, and affording such Landlord’s Mortgagee a reasonable opportunity to perform Landlord’s obligations hereunder.

(d)               Landlord’s Mortgagee’s Protection Provisions. If Landlord’s Mortgagee shall succeed to the interest of Landlord under this Lease, Landlord’s Mortgagee shall not be: (1) liable for any act or omission of any prior lessor (including Landlord); (2) bound by any rent or additional rent or advance rent which Tenant might have paid for more than one (1) month in advance to any prior lessor (including Landlord), and all such rent shall remain due and owing, notwithstanding such advance payment; (3) bound by any security or advance rental deposit made by Tenant which is not delivered or paid over to Landlord’s Mortgagee and with respect to which Tenant shall look solely to Landlord for refund or reimbursement; (4) bound by any termination, amendment or modification of this Lease made without Landlord’s Mortgagee’s consent and written approval, except for those terminations, amendments and modifications permitted to be made by Landlord without Landlord’s Mortgagee’s consent pursuant to the terms of the loan documents between Landlord and Landlord’s Mortgagee; (5) subject to the defenses which Tenant might have against any prior lessor (including Landlord);and (6) subject to the offsets which Tenant might have against any prior lessor (including Landlord) except for those offset rights which (A) are expressly provided in this Lease, (B) relate to periods of time following the acquisition of the Building by Landlord’s Mortgagee, and (C) Tenant has provided written notice to Landlord’s Mortgagee and provided Landlord’s Mortgagee a reasonable opportunity to cure the event giving rise to such offset event. Landlord’s Mortgagee shall have no liability or responsibility under or pursuant to the terms of this Lease or otherwise after it ceases to own an interest in the Building. Nothing in this Lease shall be construed to require Landlord’s Mortgagee to see to the application of the proceeds of any loan, and Tenant’s agreements set forth herein shall not be impaired on account of any modification of the documents evidencing and securing any loan.

13.              Rules And Regulations. Tenant shall comply with the rules and regulations of the Building which are attached hereto as Exhibit E. Landlord may, from time to time, change such rules and regulations for the safety, care, or cleanliness of the Building and related facilities, provided that such changes are applicable to all tenants of the Building, will not unreasonably interfere with Tenant’s use of the Premises and are enforced by Landlord in a non-discriminatory manner. Tenant shall be responsible for the compliance with such rules and regulations by each Tenant Party.

14.              Condemnation.

(a)               Total Taking. If the entire Building or Premises are taken by right of eminent domain or conveyed in lieu thereof (a “Taking”), this Lease shall terminate as of the date of the Taking.

(b)               Partial Taking - Tenant’s Rights. If any part of the Building becomes subject to a Taking and such Taking will prevent Tenant from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Taking for a period of more than one hundred eighty (180) days, then Tenant may terminate this Lease as of the date of such Taking by giving written notice to Landlord within thirty (30) days after the Taking, and Rent shall be apportioned as of the date of such Taking. If Tenant does not terminate this Lease, then Rent shall be abated on a reasonable basis as to that portion of the Premises rendered untenantable by the Taking.

(c)               Partial Taking - Landlord’s Rights. If any material portion, but less than all, of the Building becomes subject to a Taking, or if Landlord is required to pay any of the proceeds arising from a Taking to a Landlord’s Mortgagee, then Landlord may terminate this Lease by delivering written notice thereof to Tenant within thirty (30) days after such Taking, and Rent shall be apportioned as of the date of such Taking. If Landlord does not so terminate this Lease, then this Lease will continue, but if any portion of the Premises has been taken, Rent shall abate as provided in the last sentence of Section 14(b).

(d)               Award. If any Taking occurs, then Landlord shall receive the entire award or other compensation for the Land, the Building, and other improvements taken; however, Tenant may separately pursue a claim (to the extent it will not reduce Landlord’s award) against the condemnor for the value of Tenant’s personal property which Tenant is entitled to remove under this Lease, moving costs, loss of business, and other claims it may have.

15.              Fire Or Other Casualty.

(a)               Repair Estimate. If the Premises or the Building are damaged by fire or other casualty (a “Casualty”), Landlord shall use good faith efforts to deliver to Tenant within sixty (60) days after such Casualty a good faith estimate (the “Damage Notice”) of the time needed to repair the damage caused by such Casualty.

(b)               Tenant’s Rights. If a material portion of the Premises is damaged by Casualty such that Tenant is prevented from conducting its business in the Premises in a manner reasonably comparable to that conducted immediately before such Casualty and Landlord estimates that the damage caused thereby cannot be repaired within one hundred eighty (180) days after the commencement of repairs (the “Repair Period”), then Tenant may terminate this Lease by delivering written notice to Landlord of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(c)               Landlord’s Rights. If a Casualty damages the Premises or a material portion of the Building and: (1) Landlord estimates that the damage to the Premises cannot be repaired within the Repair Period; (2) the damage to the Premises exceeds fifty percent (50%) of the replacement cost thereof (excluding foundations and footings), as estimated by Landlord, and such damage occurs during the last two (2) years of the Term; or (3) Landlord is required to pay any insurance proceeds arising out of the Casualty to a Landlord’s Mortgagee, then Landlord may terminate this Lease by giving written notice of its election to terminate within thirty (30) days after the Damage Notice has been delivered to Tenant.

(d)               Repair Obligation. If neither party elects to terminate this Lease following a Casualty, then Landlord shall, within a reasonable time after such Casualty, begin to repair the Premises and shall proceed with reasonable diligence to restore the Premises to substantially the same condition as they existed immediately before such Casualty; however, other than building standard leasehold improvements Landlord shall not be required to repair or replace any Alterations or betterments within the Premises (which shall be promptly and with due diligence repaired and restored by Tenant at Tenant’s sole cost and expense) or any furniture, equipment, trade fixtures or personal property of Tenant or others in the Premises or the Building, and Landlord’s obligation to repair or restore the Premises shall be limited to the extent of the insurance proceeds actually received by Landlord for the Casualty in question. If this Lease is terminated under the provisions of this Section 15, Landlord shall be entitled to the full proceeds of the insurance policies providing coverage for all Alterations, improvements and betterments in the Premises.

(e)               Abatement of Rent. If the Premises are damaged by Casualty, Rent for the portion of the Premises rendered untenantable by the damage shall be abated on a reasonable basis from the date of damage until the completion of Landlord’s repairs (or until the date of termination of this Lease by Landlord or Tenant as provided above, as the case may be).

16.              Personal Property Taxes. Tenant shall be liable for all taxes levied or assessed against personal property, furniture, or fixtures placed by Tenant in the Premises or in or on the Building or Project. If any taxes for which Tenant is liable are levied or assessed against Landlord or Landlord’s property and Landlord elects to pay the same, or if the assessed value of Landlord’s property is increased by inclusion of such personal property, furniture or fixtures and Landlord elects to pay the taxes based on such increase, then Tenant shall pay to Landlord, within thirty (30) days following written request therefor, the part of such taxes for which Tenant is primarily liable hereunder.

17.              Events Of Default. Each of the following occurrences shall be an “Event of Default”:

(a)               Payment Default. Tenant’s failure to pay Rent as and when due; provided that one time in any twelve month period, Landlord will give Tenant notice and three business days to cure before such event will be an Event of Default;

(b)               Abandonment. Tenant vacates or abandons the Premises or any substantial portion thereof, or fails to continuously operate its business in the Premises other than as a result of a Force Majeure event;

(c)               Estoppel/Financial Statement/Commencement Date Letter. Tenant fails to provide: (i) any estoppel certificate after Landlord’s written request therefor pursuant to Section 26(e); (ii) any financial statement after Landlord’s written request therefor pursuant to Section 26(q); or (iii) the Confirmation of Commencement Date in the form of Exhibit F as required by Section 3, and any such failure shall continue for five (5) calendar days after Landlord’s second (2nd) written notice thereof to Tenant;

(d)               Insurance. Tenant fails to procure, maintain and deliver to Landlord evidence of the insurance policies and coverages as required under Section 11(a);

(e)               Mechanic’s Liens. Tenant fails to pay and release of record, or diligently contest and bond around, any mechanic’s lien filed against the Premises or the Project for any work performed, materials furnished, or obligation incurred by or at the request of Tenant, within the time and in the manner required by Section 8(c);

(f)                Other Defaults. Tenant’s failure to perform, comply with, or observe any other agreement or obligation of Tenant under this Lease and the continuance of such failure for a period of thirty (30) calendar days or more after Landlord has delivered to Tenant written notice thereof; and

(g)               Insolvency. The filing of a petition by or against Tenant: (1) in any bankruptcy or other insolvency proceeding; (2) seeking any relief under any state or federal debtor relief law; (3) for the appointment of a liquidator or receiver for all or substantially all of Tenant’s property or for Tenant’s interest in this Lease; or (4) for the reorganization or modification of Tenant’s capital structure; however, if such a petition is filed against Tenant, then such filing shall not be an Event of Default unless Tenant fails to have the proceedings initiated by such petition dismissed within sixty (60) calendar days after the filing thereof.

18.              Remedies. Upon any Event of Default, Landlord may, in addition to all other rights and remedies afforded Landlord hereunder or by law or equity, take any one or more of the following actions:

(a)               Termination of Lease. Terminate this Lease by giving Tenant written notice thereof, in which event Tenant shall pay to Landlord the sum of: (1) all Rent accrued hereunder through the date of termination; (2) all amounts due under Section 19(a); and (3) an amount equal to (A) the total Rent that Tenant would have been required to pay for the remainder of the Term discounted to present value at a per annum rate equal to the Prime Rate (“Prime Rate” shall be the per annum interest rate publicly announced by a federally insured bank selected by Landlord in the state in which the Premises is located as such bank’s prime or base rate) minus one percent (1%), minus (B) the then present fair rental value of the Premises for such period, similarly discounted;

(b)               Termination of Possession. Terminate Tenant’s right to possess the Premises without terminating this Lease by giving written notice thereof to Tenant, in which event Tenant shall pay to Landlord: (1) all Rent and other amounts accrued hereunder to the date of termination of possession; (2) all amounts due from time to time under Section 19(a); and (3) all Rent and other net sums required hereunder to be paid by Tenant during the remainder of the Term, diminished by any net sums thereafter received by Landlord through reletting the Premises during such period, after deducting all costs incurred by Landlord in reletting the Premises. If Landlord elects to proceed under this Section 18(b), Landlord may remove all of Tenant’s property from the Premises and store the same in a public warehouse or elsewhere at the cost of, and for the account of, Tenant, without becoming liable for any loss or damage which may be occasioned thereby. Landlord shall use commercially reasonable efforts to relet the Premises on such terms as Landlord in its sole discretion may determine (including a term different from the Term, rental concessions, and alterations to, and improvement of, the Premises); however, Landlord shall not be obligated to expend funds in connection with reletting the Premises, nor to relet the Premises before leasing other portions of the Building or Complex, as applicable, and Landlord shall not be obligated to accept any prospective tenant proposed by Tenant unless such proposed tenant meets all of Landlord’s leasing criteria. Landlord shall not be liable for, nor shall Tenant’s obligations hereunder be diminished because of, Landlord’s failure to relet the Premises or to collect rent due for such reletting. Tenant shall not be entitled to the excess of any consideration obtained by reletting over the Rent due hereunder. Reentry by Landlord in the Premises shall not affect Tenant’s obligations hereunder for the unexpired Term; rather, Landlord may, from time to time, bring an action against Tenant to collect amounts due by Tenant, without the necessity of Landlord’s waiting until the expiration of the Term. Unless Landlord delivers written notice to Tenant expressly stating that it has elected to terminate this Lease, all actions taken by Landlord to dispossess or exclude Tenant from the Premises shall be deemed to be taken under this Section 18(b). If Landlord elects to proceed under this Section 18(b), it may at any time elect to terminate this Lease under Section 18(a);

(c)               Perform Acts on Behalf of Tenant. Perform any act Tenant is obligated to perform under the terms of this Lease (and enter upon the Premises in connection therewith if necessary) in Tenant’s name and on Tenant’s behalf, without being liable for any claim for damages therefor, and Tenant shall reimburse Landlord on demand for any expenses which Landlord may incur in thus effecting compliance with Tenant’s obligations under this Lease (including, but not limited to, collection costs and legal expenses), plus interest thereon at the Default Rate; or

(d)               Alteration of Locks. Additionally, with or without notice, and to the extent permitted by Law, Landlord may alter locks or other security devices at the Premises to deprive Tenant of access thereto, and Landlord shall not be required to provide a new key or right of access to Tenant.

19.              Payment By Tenant; Non-Waiver; Cumulative Remedies.

(a)               Payment by Tenant. Upon any Event of Default, Tenant shall pay to Landlord all reasonable costs incurred by Landlord (including court costs and reasonable attorneys’ fees and expenses) in: (1) obtaining possession of the Premises; (2) removing and storing Tenant’s or any other occupant’s property; (3) repairing, restoring, altering, remodeling, or otherwise putting the Premises into condition acceptable to a new tenant; (4) if Tenant is dispossessed of the Premises and this Lease is not terminated, reletting all or any part of the Premises (including brokerage commissions, cost of tenant finish work, and other costs incidental to such reletting); (5) performing Tenant’s obligations which Tenant failed to perform; and (6) enforcing, or advising Landlord of, its rights, remedies, and recourses arising out of the Event of Default. To the full extent permitted by Law, Landlord and Tenant agree the federal and state courts of the state in which the Premises are located shall have exclusive jurisdiction over any matter relating to or arising from this Lease and the parties’ rights and obligations under this Lease.

(b)               No Waiver. Landlord’s acceptance of Rent following an Event of Default shall not waive Landlord’s rights regarding such Event of Default. No waiver by Landlord of any violation or breach of any of the terms contained herein shall waive Landlord’s rights regarding any future violation of such term. Landlord’s acceptance of any partial payment of Rent shall not waive Landlord’s rights with regard to the remaining portion of the Rent that is due, regardless of any endorsement or other statement on any instrument delivered in payment of Rent or any writing delivered in connection therewith; accordingly, Landlord’s acceptance of a partial payment of Rent shall not constitute an accord and satisfaction of the full amount of the Rent that is due.

(c)               Cumulative Remedies. Any and all remedies set forth in this Lease: (1) shall be in addition to any and all other remedies Landlord may have at law or in equity; (2) shall be cumulative; and (3) may be pursued successively or concurrently as Landlord may elect. The exercise of any remedy by Landlord shall not be deemed an election of remedies or preclude Landlord from exercising any other remedies in the future.

(d)               No Designation. If Tenant is in arrears in payment of Rent, Tenant waives its right, if any, to designate the items to which any payments made by Tenant are to be credited, and Landlord may apply any payments made by Tenant to such items as Landlord sees fit, irrespective of any designation or request by Tenant as to the items to which any such payments shall be credited.

(e)               No Counterclaims. Tenant shall not interpose any counterclaim (other than a compulsory counterclaim) in any summary proceeding commenced by Landlord to recover possession of the Premises and shall not seek to consolidate such proceeding with any action which may have been or will be brought by Tenant or any other person or entity.

20.              SUP/Early Termination Right. Tenant will use commercially reasonable efforts, with Landlord’s reasonable cooperation, to apply for and pursue the issuance of a Specific Use Permit or Special Use Permit and Development Permit (as applicable) with the City of Thornton, Colorado (“City”) in order to authorize and permit the Permitted Use by Tenant of the Premises and use of certain Hazardous Materials in accordance with all Laws, as contemplated in this Lease (collectively, the ”SUP”). Either Landlord or Tenant may terminate this Lease upon five business days prior written notice upon the occurrence of any of the following events, provided that such event is not cured by the end of said five business day period:

(a)	Tenant has not submitted its initial application for the SUP by October 15, 2021; or

(b)	Tenant fails to resubmit its SUP application or to submit any additional information required or requested by the City within fifteen business days of the date of comments or a request by the City.

If Tenant is unable to obtain the SUP on or before February 28, 2022 (the “SUP Deadline”), then either Landlord or Tenant shall have the right to terminate this Lease (“Early Termination”) by giving written notice to the other within ten business days of the SUP Deadline; provided, however, that if Landlord and Tenant agree that delays outside of Tenant’s control have occurred and there is still a reasonable likelihood of obtaining the SUP from the City, then the parties may elect to extend the SUP deadline for 30 days. If Tenant is unable to obtain the SUP on or before the extended SUP Deadline, then either Landlord or Tenant shall have the right to exercise the Early Termination by giving written notice to the other within ten business days of the SUP Deadline, as extended. Upon the effective date of any Early Termination, Tenant shall have no further obligation to pay any Rent under this Lease, other than any accrued and unpaid Rent as of the effective date of termination.

21.              Surrender Of Premises. No act by Landlord shall be deemed an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Landlord. At the expiration or termination of this Lease, Tenant shall deliver to Landlord the Premises with all improvements located therein in good repair and condition, free of Hazardous Materials placed on the Premises during the Term, broom-clean, reasonable wear and tear (and condemnation and Casualty damage, as to which Section 14 and Section 15 shall control) excepted, and shall deliver to Landlord all keys to the Premises. Provided that Tenant has performed all of its obligations hereunder, Tenant may remove all unattached trade fixtures, furniture, and personal property placed in the Premises or elsewhere in the Building by Tenant (but Tenant may not remove any such item which was paid for, in whole or in part, by Landlord or any wiring or cabling unless Landlord requires such removal). Additionally, at Landlord’s option, Tenant shall (not later than ten (10) days after the expiration or earlier termination of the Lease) remove such alterations, additions (including stairs and bank vaults), improvements, trade fixtures, personal property, equipment, wiring, conduits, cabling and furniture (including Tenant’s Off-Premises Equipment) as Landlord may request. Tenant shall repair all damage caused by such removal. All items not so removed shall, at Landlord’s option, be deemed to have been abandoned by Tenant and may be appropriated, sold, stored, destroyed, or otherwise disposed of by Landlord at Tenant’s cost without notice to Tenant and without any obligation to account for such items. The provisions of this Section 21 shall survive the expiration or earlier termination of the Lease.

22.              Holding Over. If Tenant fails to vacate the Premises at the end of the Term, then Tenant shall be a tenant at sufferance and, in addition to all other damages and remedies to which Landlord may be entitled for such holding over: (a) Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent (125%) of the Base Rent payable during the last month of the Term for the first two months of holdover, and one hundred fifty percent (150%) of the Base Rent payable during the last month of the Term thereafter; and (b) Tenant shall otherwise continue to be subject to all of Tenant’s obligations under this Lease. The provisions of this Section 22 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at Law. If Tenant fails to surrender the Premises upon the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom. Notwithstanding the foregoing, if Tenant holds over with Landlord’s express written consent, then Tenant shall be a month-to-month tenant and Tenant shall pay, in addition to the other Rent, Base Rent equal to one hundred twenty-five percent ( 125%) of the Base Rent payable during the last month of the Term.

23.              Certain Rights Reserved By Landlord. Provided that such actions shall not materially interfere with Tenant’s use and quiet enjoyment of the Premises, Landlord shall have the following rights:

(a)               Building Operations. To decorate and to make inspections, repairs, alterations, additions, changes, or improvements, whether structural or otherwise, in and about the Project or Complex, as applicable, or any part thereof; to enter upon the Premises (after giving Tenant reasonable notice thereof, which may be oral notice, except in cases of real or apparent emergency, in which case no notice shall be required) and, during the continuance of any such work, to temporarily close doors, entryways, public space, and corridors in the Building; to interrupt or temporarily suspend Building services and facilities; to change the name of the Building; and to change the arrangement and location of entrances or passageways, doors, and doorways, corridors, elevators, stairs, restrooms, or other public parts of the Building;

(b)               Security. To take such reasonable security measures as Landlord deems advisable (provided, however, that any such security measures are for Landlord’s own protection, and Tenant acknowledges that Landlord is not a guarantor of the security or safety of any Tenant Party and that such security matters are the responsibility of Tenant); including evacuating the Building for cause, suspected cause, or for drill purposes; temporarily denying access to the Building; and (if the Building is multi-tenant) closing the Building after normal business hours and on Sundays and Holidays, subject, however, to Tenant’s right to enter when the Building is closed after normal business hours under such reasonable regulations as Landlord may prescribe from time to time;

(c)               Repairs and Maintenance. To enter the Premises at all reasonable hours to perform Landlord’s repair and maintenance obligations and rights under the Lease; in the event of an emergency, Landlord may gain access to the Premises by any reasonable means, and Landlord shall not be liable to Tenant for damage to the Premises or to Tenant’s property resulting from such access; and

(d)               Prospective Purchasers and Lenders. To enter the Premises at all reasonable hours to show the Premises to prospective purchasers or lenders with one (1) days prior notice (which may be by email or telephone); and

(e)               Prospective Tenants. At any time during the last nine (9) months of the Term (or earlier if Tenant has notified Landlord in writing that it does not desire to renew the Term) or at any time following the occurrence of an Event of Default, to enter the Premises at all reasonable hours to show the Premises to prospective tenants with one (1) days prior notice (which may be by email or telephone.

24.              Intentionally Deleted.

25.              Hazardous Materials.

(a)       During the term of this Lease, Tenant shall comply with all Environmental Laws and Environmental Permits (each as defined in Section 25(i) below) applicable to the operation or use of the Premises, will cause all other persons occupying or using the Premises to comply with all such Environmental Laws and Environmental Permits, will immediately pay or cause to be paid all costs and expenses incurred by reason of such compliance, and will obtain and renew all Environmental Permits required for operation or use of the Premises.

(b)       Tenant shall not generate, use, treat, store, handle, release or dispose of, or permit the generation, use, treatment, storage, handling, release or disposal of Hazardous Materials (as defined in Section 25(i) hereof) on the Premises, or the Complex, or transport or permit the transportation of Hazardous Materials to or from the Premises or the Complex except as necessary for the Permitted Use , and used and stored in compliance with the SUP and all applicable Environmental Laws and Environmental Permits.

At any time and from time to time during the term of this Lease, Landlord may perform, at Tenant’s sole cost and expense, an environmental site assessment report concerning the Premises, prepared by an environmental consulting firm chosen by Landlord, indicating the presence or absence of Hazardous Materials caused or permitted by Tenant and the potential cost of any compliance, removal or remedial action in connection with any such Hazardous Materials on the Premises. Tenant shall grant and hereby grants to Landlord and its agents access to the Premises and specifically grants Landlord an irrevocable non-exclusive license to undertake such an assessment; and the cost of such assessment shall be immediately due and payable within thirty (30) days of receipt of an invoice therefor. Notwithstanding the foregoing, Tenant shall not be obligated to pay for such site assessments more frequently than twice during the term of the Lease unless recognized environmental conditions are identified (“RECs”).

Tenant will immediately advise Landlord in writing of any of the following: (1) any pending or threatened Environmental Claim (as defined in Section 25(i) below) against Tenant relating to the Premises or the Complex; (2) any condition or occurrence on the Premises or the Complex that (a) results in noncompliance by Tenant with any applicable Environmental Law, or (b) could reasonably be anticipated to form the basis of an Environmental Claim against Tenant or Landlord or the Premises; (3) any condition or occurrence on the Premises or any property adjoining the Premises that could reasonably be anticipated to cause the Premises to be subject to any restrictions on the ownership, occupancy, use or transferability of the Premises under any Environmental Law; and (4) the actual or anticipated taking of any removal or remedial action by Tenant in response to the actual or alleged presence of any Hazardous Material on the Premises or the Complex. All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and Tenant’s response thereto. In addition, Tenant will provide Landlord with copies of all communications regarding the Premises with any governmental agency relating to Environmental Laws, all such communications with any person relating to Environmental Claims, and such detailed reports of any such Environmental Claim as may reasonably be requested by Landlord.

Tenant will not change the Permitted Use of the Premises.

Tenant agrees to indemnify, defend and hold harmless the Indemnitees from and against all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against such Indemnitees directly or indirectly based on, or arising or resulting from (a) the actual or alleged presence of Hazardous Materials on the Complex which is caused or permitted by Tenant or a Tenant Party and (b) any Environmental Claim relating in any way to Tenant’s operation or use of the Premises (the “Hazardous Materials Indemnified Matters”). The provisions of this Section 25 shall survive the expiration or sooner termination of this Lease.

To the extent that the undertaking in the preceding paragraph may be unenforceable because it is violative of any law or public policy, Tenant will contribute the maximum portion that it is permitted to pay and satisfy under applicable Law to the payment and satisfaction of all Hazardous Materials Indemnified Matters incurred by the Indemnitees. All sums paid and costs incurred by Landlord with respect to any Hazardous Materials Indemnified Matter shall bear interest at the Default Rate from the date so paid or incurred until reimbursed by Tenant, and all such sums and costs shall be immediately due and payable on demand.

“Hazardous Materials” means (i) petroleum or petroleum products, natural or synthetic gas, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, and radon gas; (ii) any substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants” or “pollutants,” or words of similar import, under any applicable Environmental Law; and (iii) any other substance exposure which is regulated by any governmental authority; (b) “Environmental Law” means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. §§ 9601 et seq.; the Resource Conservation and Recovery Act, 42 U.S.C. §§ 6901 et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. §§ 1801 et seq.; the Clean Water Act, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act, 15 U.S.C. §§ 2601 et seq.; the Clean Air Act, 42 U.S.C. §§ 7401 et seq.; the Safe Drinking Water Act, 42 U.S.C. §§ 300f et seq.; the Atomic Energy Act, 42 U.S.C. §§ 2011 et seq.; the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. §§ 136 et seq.; the Occupational Safety and Health Act, 29 U.S.C. §§ 651 et seq., or relating to environmental impacts and matters, resource conservation, renewable energy and other similar “Green” matters; (c) “Environmental Claims” means any and all administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations, proceedings, consent orders or consent agreements relating in any way to any Environmental Law or any Environmental Permit, including without limitation (i) any and all Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law and (ii) any and all Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment; (d) “Environmental Permits” means all permits, approvals, identification numbers, licenses and other authorizations required under any applicable Environmental Law.

26.              Miscellaneous.

(a)               Landlord Transfer. Landlord may transfer any portion of the Building and any of its rights under this Lease. If Landlord assigns its rights under this Lease, then Landlord shall thereby be released from any further obligations hereunder arising after the date of transfer, provided that the assignee assumes Landlord’s obligations hereunder in writing.

(b)               Landlord’s Liability. The liability of Landlord (and its partners, shareholders or members) to Tenant (or any person or entity claiming by, through or under Tenant) for any default by Landlord under the terms of this Lease or any matter relating to or arising out of the occupancy or use of the Premises and/or other areas of the Building or Complex shall be limited to Tenant’s actual direct, but not consequential (or other speculative), damages therefor and shall be recoverable only from the interest of Landlord in the Building, and neither Landlord nor its partners, shareholders, managers, members, employees or agents shall be personally liable for any deficiency. Additionally, to the extent allowed by Law, Tenant hereby waives any statutory lien it may have against Landlord or its assets, including without limitation, the Building.

(c)               Force Majeure. Other than for Tenant’s obligations under this Lease that can be performed by the payment of money (e.g., payment of Rent and maintenance of insurance) and Tenant’s obligations pursuant to Section 21 and Exhibit D attached hereto, whenever a period of time is herein prescribed for action to be taken by either party hereto, such party shall not be liable or responsible for, and there shall be excluded from the computation of any such period of time, any delays due to strikes, riots, acts of God, epidemics, pandemics, shortages of labor or materials, war, acts of terrorism, governmental laws, regulations, or restrictions, or any other causes of any kind whatsoever which are beyond the control of such party.

(d)               Brokerage. Neither Landlord nor Tenant has dealt with any broker or agent in connection with the negotiation or execution of this Lease, other than as set forth in the Basic Lease Information. Tenant shall indemnify, defend and hold Landlord harmless from and against all costs, expenses, attorneys’ fees, liens and other liability for commissions or other compensation claimed by any broker or agent claiming the same by, through, or under Tenant. The foregoing indemnity shall survive the expiration or earlier termination of the Lease.

(e)               Estoppel Certificates. From time to time, Tenant shall furnish to any party designated by Landlord, within ten (10) days after Landlord has made a request therefor, a certificate signed by Tenant confirming and containing such factual certifications and representations as to this Lease as Landlord may reasonably request. Unless otherwise required by Landlord’s Mortgagee or a prospective purchaser or mortgagee of the Building, the initial form of estoppel certificate to be signed by Tenant is attached hereto as Exhibit G.

(f)                Notices. All notices and other communications given pursuant to this Lease shall be in writing and shall be: (1) mailed by first class, United States Mail, postage prepaid, certified, with return receipt requested, and addressed to the parties hereto at the address specified in the Basic Lease Information; (2) hand delivered to the intended addressee; (3) sent by a nationally recognized overnight courier service; or (4) sent by facsimile transmission during normal business hours followed by a copy of such notice sent in another manner permitted hereunder. All notices shall be effective upon the earlier to occur of actual receipt, one (1) Business Day following deposit with a nationally recognized overnight courier service, or three (3) days following deposit in the United States mail. The parties hereto may change their addresses by giving notice thereof to the other in conformity with this provision.

(g)               Separability. If any clause or provision of this Lease is illegal, invalid, or unenforceable under present or future laws, then the remainder of this Lease shall not be affected thereby and in lieu of such clause or provision, there shall be added as a part of this Lease a clause or provision as similar in terms to such illegal, invalid, or unenforceable clause or provision as may be possible and be legal, valid, and enforceable.

(h)               Amendments; Binding Effect. This Lease may not be amended except by instrument in writing signed by Landlord and Tenant. No provision of this Lease shall be deemed to have been waived by Landlord unless such waiver is in writing signed by Landlord, and no custom or practice which may evolve between the parties in the administration of the terms hereof shall waive or diminish the right of Landlord to insist upon the performance by Tenant in strict accordance with the terms hereof. The terms and conditions contained in this Lease shall inure to the benefit of and be binding upon the parties hereto, and upon their respective successors in interest and legal representatives, except as otherwise herein expressly provided. This Lease is for the sole benefit of Landlord and Tenant, and, other than Landlord’s Mortgagee, no third party shall be deemed a third party beneficiary hereof. In the case of any amendment that requires the consent of Landlord’s Mortgagee, Landlord will endeavor to obtain such consent and will advise Tenant if Landlord was able to so obtain Mortgagee’s consent. In addition, Tenant shall have the right to inquire of Landlord as to whether or not Landlord has obtained its Mortgagee’s consent to any such amendment.

(i)                 Quiet Enjoyment. Provided Tenant has performed all of its obligations hereunder, Tenant shall peaceably and quietly hold and enjoy the Premises for the Term, without hindrance from Landlord or any party claiming by, through, or under Landlord, but not otherwise, subject to the terms and conditions of this Lease.

(j)                 No Merger. There shall be no merger of the leasehold estate hereby created with the fee estate in the Premises or any part thereof if the same person acquires or holds, directly or indirectly, this Lease or any interest in this Lease and the fee estate in the leasehold Premises or any interest in such fee estate.

(k)               No Offer. The submission of this Lease to Tenant shall not be construed as an offer, and Tenant shall not have any rights under this Lease unless Landlord executes a copy of this Lease and delivers it to Tenant.

(l)                 Entire Agreement. This Lease constitutes the entire agreement between Landlord and Tenant regarding the subject matter hereof and supersedes all oral statements and prior writings relating thereto. Except for those set forth in this Lease, no representations, warranties, or agreements have been made by Landlord or Tenant to the other with respect to this Lease or the obligations of Landlord or Tenant in connection therewith. The normal rule of construction that any ambiguities be resolved against the drafting party shall not apply to the interpretation of this Lease or any exhibits or amendments hereto.

(m)             Waiver of Jury Trial. TO THE MAXIMUM EXTENT PERMITTED BY LAW, LANDLORD AND TENANT EACH WAIVE ANY RIGHT TO TRIAL BY JURY IN ANY LITIGATION OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE ARISING OUT OF OR WITH RESPECT TO THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

(n)               Governing Law. This Lease shall be governed by and construed in accordance with the laws of the state in which the Premises are located (the “State”).

(o)               Recording. Tenant shall not record this Lease or any memorandum of this Lease without the prior written consent of Landlord, which consent may be withheld or denied in the sole and absolute discretion of Landlord, and any recordation by Tenant shall be a material breach of this Lease. Tenant grants to Landlord a power of attorney to execute and record a release releasing any such recorded instrument of record that was recorded without the prior written consent of Landlord, which power of attorney is coupled with an interest and is non-revocable during the Term.

(p)               Joint and Several Liability. If Tenant is comprised of more than one (1) party, each such party shall be jointly and severally liable for Tenant’s obligations under this Lease. All unperformed obligations of Tenant hereunder not fully performed at the end of the Term shall survive the end of the Term, including payment obligations with respect to Rent and all obligations concerning the condition and repair of the Premises.

(q)               Financial Reports. Within fifteen (15) days after Landlord’s request, Tenant will furnish Tenant’s most recent audited financial statements (including any notes to them) to Landlord, or, if no such audited statements have been prepared, such other financial statements (and notes to them) as may have been prepared by an independent certified public accountant or, failing those, Tenant’s internally prepared financial statements. If Tenant is a publicly traded corporation, Tenant may satisfy its obligations hereunder by providing to Landlord Tenant’s most recent annual and quarterly reports. Tenant will discuss its financial statements with Landlord and, following the occurrence of an Event of Default hereunder, will give Landlord access to Tenant’s books and records in order to enable Landlord to verify the financial statements. Landlord will not disclose any aspect of Tenant’s financial statements that Tenant designates to Landlord as confidential except: (1) to Landlord’s Mortgagee or prospective mortgagees or purchasers of the Building; (2) to Landlord’s advisors and consultants; (3) in litigation between Landlord and Tenant; and (4) if required by court order. Tenant shall not be required to deliver the financial statements required under this Section 26(q) more than once in any twelve (12) month period unless requested by Landlord’s Mortgagee or a prospective buyer or lender of the Building or an Event of Default occurs.

(r)                Landlord’s Fees. Whenever Tenant requests Landlord to take any action not required of it hereunder or give any consent required or permitted under this Lease, Tenant will reimburse Landlord for Landlord’s reasonable, out-of-pocket costs payable to third parties and incurred by Landlord in reviewing the proposed action or consent, including reasonable attorneys’, engineers’ or architects’ fees, within thirty (30) days after Landlord’s delivery to Tenant of a statement of such costs. Tenant will be obligated to make such reimbursement without regard to whether Landlord consents to any such proposed action.

(s)                Telecommunications. Tenant and its telecommunications companies, including local exchange telecommunications companies and alternative access vendor services companies, shall have no right of access to and within the Building, for the installation and operation of telecommunications systems, including voice, video, data, Internet, and any other services provided over wire, fiber optic, microwave, wireless, and any other transmission systems (“Telecommunications Services”), for part or all of Tenant’s telecommunications within the Building and from the Building to any other location without Landlord’s prior written consent. All providers of Telecommunications Services shall be required to comply with the rules and regulations of the Building, applicable Laws and Landlord’s policies and practices for the Building. Tenant acknowledges that Landlord shall not be required to provide or arrange for any Telecommunications Services and that Landlord shall have no liability to any Tenant Party in connection with the installation, operation or maintenance of Telecommunications Services or any equipment or facilities relating thereto. Tenant, at its cost and for its own account, shall be solely responsible for obtaining all Telecommunications Services.

(t)                 Representations and Warranties.

(i)                 Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates currently are, or shall be at any time during the Term hereof, in violation of any laws relating to terrorism or money laundering (collectively, the “Anti-Terrorism Laws”), including without limitation Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 and relating to Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (the “Executive Order”) and/or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56) (the “USA Patriot Act”).

(ii)              Tenant represents and warrants to, and covenants with, Landlord that neither Tenant nor any of its respective constituent owners or affiliates is or shall be during the Term hereof a “Prohibited Person,” which is defined as follows: (A) a person or entity that is listed in the Annex to, or is otherwise subject to, the provisions of the Executive Order; (B) a person or entity owned or controlled by, or acting for or on behalf of, any person or entity that is listed in the Annex to, or is otherwise subject to the provisions of, the Executive Order; (C) a person or entity with whom Landlord is prohibited from dealing with or otherwise engaging in any transaction by any Anti-Terrorism Law, including without limitation the Executive Order and the USA Patriot Act; (D) a person or entity who commits, threatens or conspires to commit or support “terrorism” as defined in Section 3(d) of the Executive Order; (E) a person or entity that is named as a “specially designated national and blocked person” on the then-most current list published by the U.S. Treasury Department Office of Foreign Assets Control at its official website, http://www.treas.gov/offices/eotffc/ofac/sdn/t11sdn.pdf, or at any replacement website or other replacement official publication of such list; and (F) a person or entity who is affiliated with a person or entity listed in items (A) through (E), above.

(iii)            At any time and from time-to-time during the Term, Tenant shall deliver to Landlord, within ten (10) days after receipt of a written request therefor, a written certification or such other evidence reasonably acceptable to Landlord evidencing and confirming Tenant’s compliance with this Section 26(t).

(u)               Confidentiality. Tenant acknowledges that the terms and conditions of this Lease are to remain confidential for Landlord’s benefit, and may not be disclosed by Tenant to anyone, by any manner or means, directly or indirectly, without Landlord’s prior written consent unless required under applicable Law or in connection with Tenant’s application for the SUP, but subject to Landlord’s consent not to be unreasonably withheld. The consent by Landlord to any disclosures shall not be deemed to be a waiver on the part of Landlord of any prohibition against any future disclosure.

(v)               Authority. Tenant (if a corporation, partnership or other business entity) hereby represents and warrants to Landlord that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located, that Tenant has full right and authority to execute and deliver this Lease, and that each person signing on behalf of Tenant is authorized to do so. Tenant shall deliver to Landlord upon demand evidence of such authority reasonably satisfactory to Landlord.

(w)             Adjacent Excavation. If an excavation shall be made upon land adjacent to the Building, or shall be authorized to be made, Tenant shall afford the person causing (or authorized to cause) such excavation access to the Premises for the purpose of doing such work as said person shall deem necessary to preserve or protect the Building or any portion thereof from injury or damage and to support the same by proper foundation, in all events without any claim for damages or indemnity against Landlord or diminution or abatement of Rent.

(x)               On-Site Refueling. If Tenant desires to refuel generators, forklifts, trucks or other vehicles or equipment at the Premises or Project, then prior to the commencement of any such refueling, Tenant shall comply with the provisions set forth in this Subsection 26(x). In no event shall any refueling occur outside and/or upon the Premises without Landlord’s prior written consent, which consent may be withheld in Landlord’s sole discretion. Tenant hereby covenants and agrees that it shall at all times comply with all applicable federal, state, and local laws, ordinances, rules and regulations, all court orders, governmental directives, and governmental orders and all interpretations of the foregoing, pertaining to secondary containment for fuel storage, distribution or transfer facilities (including without limitation the refueling of vehicles, equipment, generators, or other portable refueling operations), including but not limited to the Spill Prevention, Control, and Countermeasure Plan requirements contained in 40 CFR Part 112 (“SPCC”).

(i)                 Tenant shall obtain and maintain, in addition to the insurance coverages required in Section 11(a), environmental clean-up and liability insurance in amounts of no less than $2,000,000 per occurrence and pollution liability insurance in amounts of no less than $2,000,000 per occurrence, naming Landlord, Landlord’s property management company and Invesco as an additional insured and otherwise complying with the requirements of Section 11(a). The foregoing coverages are in addition to the coverages required by any contractors or subcontractors performing work at the Project, as more particularly described in Section 8(b)(iii). A copy of the certificates of insurance shall be provided to Landlord prior to commencement of any refueling activities.

(ii)              Tenant shall provide Landlord with a formal Spill Management Plan (the “SMP”) for Landlord’s review and written approval. Such SMP must include at a minimum: (a) the types and amounts of fuel that will be used and/or stored at the Premises; (b) the types and number of equipment and/or vehicles that will be refueled; (c) the name(s) of the contractor(s) which will be conducting the refueling and a copy of the contract with such contractor(s); (d) an insurance certificate evidencing that each such contractor maintains, in addition to the coverages described in Section 8(b)(iii), Contractors Pollution Liability insurance on an occurrence basis, in amounts of no less than $2,000,000 per occurrence, naming Tenant, Landlord, Landlord’s property management company and Invesco as additional insureds; (e) the days and times when such refueling will occur, and the location within the Premises or Project designated for refueling activities; (f) a list of the containment supplies that Tenant will have on-hand at all times; and (g) a contingency plan for spills. Tenant shall make such changes to the SMP as may be required by Landlord. No fueling activities shall occur until Landlord has approved Tenant’s SMP in writing. Landlord’s approval of the SMP shall not be a representation or warranty of Landlord that the SMP is adequate for any use or complies with the SPCC or any other Law, but shall merely be the consent of Landlord thereto. Tenant shall comply with, and shall cause each of its contractor’s to comply with, the final SMP that has been approved by Landlord. Tenant shall immediately notify Landlord in writing in the event of any spill at the Premises or Project related to the activities of Tenant or its contractors.

(iii)            Fueling shall occur only over diesel resistive substrate (such as concrete) with methods of controlling run-off in place should a release occur, such control being in accordance with the SPCC and no less than the Landlord-approved SMP. If refueling at the Premises or Project could jeopardize or potentially invalidate a stormwater permit for the Premises or Project, Tenant shall perform such work as may be required (including without limitation installing curbing around fueling operations at Tenant’s cost, in a location and in accordance with plans approved in advance in writing by Landlord), such that there is no adverse effect to such permit and said permit remains valid and in good standing.

(iv)             Any and all obligations (including removal and remedial actions), losses, claims, suits, judgments, liabilities, penalties, damages (including consequential and punitive damages), costs and expenses (including reasonable attorneys’ and consultants’ fees and expenses) of any kind or nature whatsoever that may at any time be incurred by, imposed on or asserted against Landlord or the Indemnitees in connection with refueling operations at the Premises or Project shall be deemed Hazardous Materials Indemnified Matters, as defined in Section 25(f).

(y)               No Reliance. Each of the parties to this Lease has executed this Lease relying solely on its own judgment with the benefit of the advice of its own attorneys and/or brokers (or having decided to proceed without benefit of its own attorneys and/or brokers), and each party hereby disclaims reliance upon any statement or representation of the other party or any agent of such other party unless such statement or representation is expressly set forth in this Lease.

(z)               Right to Lease. Landlord reserves the absolute right to effect such other tenancies in the Complex as Landlord in its sole discretion shall determine, and Tenant is not relying on any representation that any specific tenant or number of tenants will occupy the Complex.

(aa)            Easements. Landlord reserves to itself the right, from time to time, to grant such easements, rights and dedications that Landlord deems necessary or desirable, and to cause the recordation of parcel maps and restrictions, so long as such easements, rights, dedications, maps and restrictions do not interfere with the use of the Premises by Tenant. Tenant shall sign any of the aforementioned documents within ten (10) days after Landlord’s request, and Tenant's failure to do so shall constitute a default by Tenant. The obstruction of Tenant's view, air or light by any structure erected in the vicinity of the Complex, whether by Landlord or third parties, shall in no way affect this Lease or impose any liability upon Landlord.

(bb)           Outside Facility Support Systems. Tenant shall have the right to use outdoor space on the loading dock generally in the area or areas shown on Exhibit A attached hereto, or as otherwise approved by Landlord, (“Outside Facilities Support Area”) subject to the following limitations: i) the aggregate footage of all Outside Facilities Support Areas shall not exceed the aggregate footage shown therefor on Exhibit A attached hereto; ii) the southern edge of the southernmost Outside Facilities Support Area must be at least one loading dock north of the southern edge of the Premises; iii)  the eastern edge of the Outside Facilities Support Areas may be no further east than as reflected on Exhibit A; and iv) the location of all Outside Facilities Support Areas must comply with all applicable Laws. Tenant may use the Outside Facilities Support Area to store or locate items that are both used in Tenant’s business operations and that would not ordinarily be stored or located inside the Building due to safety regulations, or legal or industry customs or requirements. Items that could be located in the Outside Facility Support Area include, but are not limited to, a back-up power generator, chemical storage tanks containing liquid or gas compounds, and/or HVAC components including chillers. Any use of the Outside Facility Support Area must comply with the terms of any SUP governing Tenant’s operations, and must also comply with all applicable Laws and any restrictive covenants governing the Building. To the extent that Landlord or its Affiliates have any rights to approve such use under the restrictive covenants, Landlord agrees to approve such use subject to Tenant’s compliance with the SUP, applicable Laws and the other requirements contained in this Paragraph. Any Outside Facility Support Area must be screened with materials and in a way that is approved by Landlord, which approval will not be unreasonably withheld. Tenant shall provide plans for the Outside Facility Support Area to Landlord for review and approval prior to any installation thereof.

(cc)            List of Exhibits. All exhibits and attachments attached hereto are incorporated herein by this reference.

Exhibit A -	Outline of Premises/Loading Dock
Exhibit B -	Description of the Land
Exhibit C -	Additional Rent, Taxes and Insurance
Exhibit D -	Tenant Finish-Work
Exhibit D-1 -	Contractor Rules and Regulations
Exhibit D-2 -	Energy & Sustainability Construction Guidelines & Requirements
Exhibit E -	Building Rules and Regulations
Exhibit F -	Form of Confirmation of Commencement Date Letter
Exhibit G -	Form of Tenant Estoppel Certificate
Exhibit H -	Parking
Exhibit I -	Renewal Option
Exhibit J -	Intentionally Deleted
Exhibit K -	Moisture and Mold Control Instructions

This Lease is executed on the respective dates set forth below, but for reference purposes, this Lease shall be dated as of the date first above written. If the execution date is left blank, this Lease shall be deemed executed as of the date first written above.

LANDLORD:	25 North Investors SPE1, LLC,
a Delaware limited liability company

By: EverWest Advisors, LLC,
a Delaware limited liability company

By:	/s/ Larry Lance
Name:	Larry Lance
Title:	EVP

TENANT:	Solid Power, Inc., a Colorado corporation

	By:	/s/ Doug Campbell
	Name:	Doug Campbell
	Title:	CEO

EXHIBIT A
OUTLINE OF PREMISES
LOADING DOCK

EXHIBIT B

DESCRIPTION OF THE LAND

BUILDING 2:

LOT 2A,

NORTH SUBDIVISION FILING NO. 1 AMENDMENT NO. 1,

ACCORDING TO THE PLAT THEREOF RECORDED ON MAY 22, 2020

UNDER RECEPTION NO. 2020000046671,

COUNTY OF ADAMS,

STATE OF COLORADO.

Also known and numbered as 14902 Grant Street, Thornton, CO 80023

Tax Parcel #0157315101001

EXHIBIT C

ADDITIONAL RENT, TAXES, AND INSURANCE

1.       Additional Rent. Tenant shall pay to Landlord Tenant’s Proportionate Share of the annual Common Area Maintenance Costs (defined below) in the Building and Complex (“Additional Rent”). Landlord shall make a good faith estimate of the Additional Rent to be due by Tenant for any calendar year or part thereof during the Term and advise Tenant accordingly. During each calendar year or partial calendar year of the Term, Tenant shall pay to Landlord, in advance concurrently with each monthly installment of Base Rent, an amount equal to the estimated Additional Rent for such calendar year or part thereof divided by the number of months therein. From time to time, Landlord may estimate and re-estimate the Additional Rent to be due by Tenant and deliver a copy of the estimate or re-estimate to Tenant. Thereafter, the monthly installments of Additional Rent payable by Tenant shall be appropriately adjusted in accordance with the estimations so that, by the end of the calendar year in question, Tenant shall have paid all of the Additional Rent as estimated by Landlord. Any amounts paid based on such an estimate shall be subject to adjustment as herein provided when actual Common Area Maintenance Costs are available for each calendar year.

2.       Common Area Maintenance Costs. The term “Common Area Maintenance Costs” shall mean all expenses and disbursements (subject to the limitations set forth below) that Landlord incurs, pays or becomes obligated to pay in connection with the ownership, operation, and maintenance of the Project or Complex, as applicable, including, but not limited to, the following costs: (a) wages and salaries (including management fees) of all employees, agents and consultants engaged in the management, operation, maintenance, repair or security of the Project or Complex, as applicable (together with Landlord’s reasonable allocation of expenses of off-site employees who perform a portion of their services in connection with the operation, maintenance or security of the Project or Complex, as applicable), including taxes, insurance and benefits relating thereto; (b) all supplies and materials used in the operation, maintenance, repair, replacement, and security of the Project or Complex (including the Loading Dock, if used in common by tenants of the Building and the Common Areas), as applicable; (c) costs for improvements made to the Project or Complex, as applicable which, although capital in nature, are (i) expected to reduce the normal Common Area Maintenance Costs (including all utility costs) of the Project or Complex, as applicable, as amortized using a commercially reasonable interest rate over the time period reasonably estimated by Landlord to recover the costs thereof taking into consideration the anticipated cost savings, as determined by Landlord using its good faith, commercially reasonable judgment, as well as (ii) capital improvements made in order to comply with any Law hereafter promulgated by any governmental authority or any interpretation hereafter rendered with respect to any existing Law, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion, as well as (iii) capital improvements made to improve the health, safety and welfare of the Building and its occupants, as amortized using a commercially reasonable interest rate over the useful economic life of such improvements as determined by Landlord in its reasonable discretion; (d) cost of all utilities used in the Common Areas; (e) repairs, replacements, and general maintenance of the Project or Complex, as applicable; (f) fair market rental and other costs with respect to the management office for the Building or Complex, if any; (g) service, maintenance and management contracts with independent contractors for the operation, maintenance, management, repair, replacement, or security of the Project or Complex, as applicable; and (h) all costs of energy audits and commissioning, of the Building for the purpose of improving energy efficiency; If the Building is part of a Complex, Common Area Maintenance Costs may be prorated among the Project and the other buildings of the Complex, as reasonably determined by Landlord. Notwithstanding the forgoing, Tenant shall not be required to certify for LEED Interiors.

Common Area Maintenance Costs shall not include costs for: (1) repair, replacements and general maintenance paid by proceeds of insurance or by Tenant or other third parties; (2) interest, amortization or other payments on loans to Landlord; (3) depreciation; (4) leasing commissions; (5) legal expenses for services, other than those that benefit the Project or Complex tenants, as applicable (e.g., tax disputes); (6) renovating or otherwise improving leased premises of the Project or Complex, as applicable or vacant space in the Project or Complex, as applicable; (7) Taxes and Insurance which are paid separately pursuant to Sections 3 and 4 below; and (8) federal income taxes imposed on or measured by the income of Landlord from the operation of the Project or Complex, as applicable.

3.       Taxes. Tenant shall also pay Tenant’s Proportionate Share of Taxes for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Taxes in the same manner as provided above for Tenant’s Proportionate Share of Common Area Maintenance Costs. “Taxes” shall mean taxes, assessments, and governmental charges or fees whether federal, state, county or municipal, and whether they be by taxing districts or authorities presently taxing or by others, subsequently created or otherwise, and any other taxes and assessments (including non-governmental assessments for common charges under a restrictive covenant or other private agreement that are not treated as part of Common Area Maintenance Costs) now or hereafter attributable to the Project or Complex, as applicable (or its operation), excluding, however, penalties and interest thereon and federal and state taxes on income (if the present method of taxation changes so that in lieu of or in addition to the whole or any part of any Taxes, there is levied on Landlord a capital tax directly on the rents received therefrom or a franchise tax, assessment, or charge based, in whole or in part, upon such rents for the Project or Complex, as applicable, then all such taxes, assessments, or charges, or the part thereof so based, shall be deemed to be included within the term “Taxes” for purposes hereof). Taxes shall include the costs of consultants retained in an effort to lower taxes and all costs incurred in disputing any taxes or in seeking to lower the tax valuation of the Project. For property tax purposes, to the extent allowed by Law, Tenant waives all rights to protest or appeal the appraised value of the Premises, as well as the Project and Complex, and all rights to receive notices of reappraisement.

4.       Insurance. Tenant shall pay Tenant’s Proportionate Share of Insurance for each year and partial year falling within the Term. Tenant shall pay Tenant’s Proportionate Share of Insurance in the same manner as provided above for Tenant’s Proportionate Share of Common Area Maintenance Costs. “Insurance” shall mean property, liability and other insurance coverages carried by Landlord, including without limitation deductibles and risk retention programs and an allocation of a portion of the cost of blanket insurance policies maintained by Landlord and/or its affiliates.

5.       Common Area Maintenance, Tax and Insurance Statement. By May 1 of each calendar year, or as soon thereafter as reasonably practicable, Landlord shall furnish to Tenant a statement of Common Area Maintenance Costs, Taxes, and Insurance for the previous year, adjusted as provided in Section 6 of this Exhibit (the “Common Area Maintenance, Tax and Insurance Statement”). If Tenant’s estimated payments of Common Area Maintenance or Taxes or Insurance under this Exhibit C for the year covered by the Common Area Maintenance Costs, Tax and Insurance Statement exceed Tenant’s share of such items as indicated in the Common Area Maintenance, Tax and Insurance Statement, then Landlord shall promptly credit or reimburse Tenant for such excess; likewise, if Tenant’s estimated payments of Common Area Maintenance, Taxes and Insurance under this Exhibit C for such year are less than Tenant’s share of such items as indicated in the Common Area Maintenance, Tax and Insurance Statement, then Tenant shall promptly pay Landlord such deficiency, notwithstanding that the Term has expired and Tenant has vacated the Premises. Landlord and Tenant are knowledgeable and experienced in commercial transactions and agree that the provisions of this Lease for determining charges, amounts and additional rent payable by Tenant are commercially reasonable and valid even though such methods may not state a precise mathematical formula for determining such charges.

6.       Gross-Up. With respect to any calendar year or partial calendar year in which the Building or Complex, as applicable, is not occupied to the extent of 100% of the rentable area thereof, or Landlord is not supplying services to 100% of the rentable area thereof, the Common Area Maintenance for such period shall, for the purposes hereof, be increased to the amount which would have been incurred had the Building or Complex, as applicable, been occupied to the extent of 100% of the rentable area thereof and Landlord had been supplying services to100% of the rentable area thereof.

EXHIBIT D

TENANT FINISH-WORK: ALLOWANCE

This Work Letter is attached as an Exhibit to an Industrial Lease (the “Lease”) between 25 North Investors SPE1, LLC, a Delaware limited liability company as Landlord, and Solid Power, Inc., a Colorado corporation, as Tenant, for the Premises, the rentable square footage of which is 75,022 located in the Building. Unless otherwise specified, all capitalized terms used in this Work Letter shall have the same meanings as in the Lease. In the event of any conflict between the Lease and this Work Letter, the latter shall control.

1.       Construction. Tenant agrees to construct leasehold improvements (the “Tenant Work”) in a good and workmanlike manner in and upon the Premises, at Tenant’s sole cost and expense (subject to Landlord’s reimbursement obligations described herein), in accordance with the following provisions. Tenant shall submit to Landlord for Landlord’s approval complete plans and specifications for each phase of the construction of the Tenant Work (“Tenant’s Plans”). Within ten (10) business days after receipt of Tenant’s Plans, Landlord shall review and either approve or disapprove Tenant’s Plans. If Landlord disapproves Tenant’s Plans, or any portion thereof, Landlord shall notify Tenant thereof and of the revisions Landlord requires before Landlord will approve Tenant’s Plans. Within ten (10) business days after Landlord’s notice, Tenant shall submit to Landlord, for Landlord’s review and approval, plans and specifications incorporating the required revisions. The final plans and specifications approved by Landlord are hereinafter referred to as the “Approved Construction Documents”. Tenant will employ experienced, licensed contractors, architects, engineers and other consultants, approved by Landlord, to construct the Tenant Work and will require in the applicable contracts that such parties (a) carry insurance in such amounts and types of coverages as are reasonably required by Landlord, and (b) design and construct the Tenant Work in a good and workmanlike manner and in compliance with all laws. Unless otherwise agreed to in writing by Landlord and Tenant, all work involved in the construction and installation of the Tenant Work shall be carried out by Tenant’s contractor under the sole direction of Tenant, in compliance with all Building rules and regulations and in such a manner so as not to unreasonably interfere with or disturb the operations, business, use and enjoyment of the Property by other tenants in the Building or the structural calculations for imposed loads. Tenant shall obtain from its contractors and provide to Landlord a list of all subcontractors providing labor or materials in connection with any portion of the Tenant Work prior to commencement of the Tenant Work. Tenant warrants that the design, construction and installation of the Tenant Work shall conform to the requirements of all applicable laws, including building, plumbing and electrical codes and the requirements of any authority having jurisdiction over, or with respect to, such Tenant Work. Tenant shall have access to the Premises to construct the Tenant’s Work upon the full execution of this Lease.

2.       Costs. Subject to the terms and conditions of this Paragraph 2, Landlord will provide Tenant with an allowance (the “Reimbursement Allowance”) to be applied towards the cost of constructing the Tenant Work.

(a)       Landlord’s obligation to reimburse Tenant for Tenant’s construction of the Tenant Work shall be limited to the lesser of (i) the actual costs incurred by Tenant in its construction of the Tenant Work and (ii) an amount up to, but not exceeding, $12.00 multiplied by the rentable square footage in the Premises, or a total of Nine Hundred Thousand Two Hundred Sixty-Four Dollars ($900,264.00); and (iii) conditioned upon Landlord’s receipt of (x) written notice (which notice shall be accompanied by invoices and documentation set forth below) from Tenant that the Tenant Work, or the applicable portion thereof, has been completed and accepted by Tenant and (y) if required by Landlord, an estoppel certificate in form required by Landlord’s mortgagee or as otherwise reasonably required by Landlord. The cost of (a) all space planning, design, consulting or review services and construction drawings, (b) extension of electrical wiring from Landlord’s designated location(s) to the Premises, (c) purchasing and installing all building equipment for the Premises (including any submeters and other above building standard electrical equipment approved by Landlord), (d) required metering, re-circuiting or re-wiring for metering, equipment rental, engineering design services, consulting services, studies, construction services, cost of billing and collections, and (e) materials and labor, shall all be included in the cost of the Tenant Work and may be paid out of the Reimbursement Allowance, to the extent sufficient funds are available for such purpose. Any reimbursement obligation of Landlord under this Work Letter shall be applied solely to the purposes specified above, as allocated, for invoices and documentation submitted to Landlord by Tenant within 365 days after the Commencement Date or be forfeited with no further obligation on the part of Landlord.

(b)       Landlord shall pay the Reimbursement Allowance to Tenant within thirty-one (31) days following Landlord’s receipt of (i) third-party invoices for costs incurred by Tenant in constructing the applicable portion of the Tenant Work; (ii) evidence that Tenant has paid the invoices for such costs; and (iii) final and unconditional lien waivers from any contractor or supplier who has constructed or supplied materials for the applicable portion of the Tenant Work. If the costs incurred by Tenant in constructing the Tenant Work exceed the Reimbursement Allowance, then Tenant shall pay all such excess costs and Tenant agrees to keep the Premises and the Property free from any liens arising out of the non-payment of such costs.

(c)       All installations and improvements now or hereafter placed in the Premises other than building standard improvements shall be for Tenant’s account and at Tenant’s cost. Tenant shall pay ad valorem taxes and increased insurance thereon or attributable thereto, which cost shall be payable by Tenant to Landlord as additional Rent within thirty (30) days after receipt of an invoice therefor. Tenant’s failure to pay such cost shall constitute an Event of Default under the Lease.

(d)       Notwithstanding the foregoing, Landlord agrees, at Landlord’s sole cost and expense, to finish the demising wall between the Premises and the adjoining space, including the installation of drywall fully taped.

(e)       Landlord will cooperate with Tenant in Tenant’s efforts to upgrade the amount of power available at the Premises. Any such upgrade to the power at the Premises shall be done in accordance with all applicable codes and with all necessary approvals from local governmental authorities and the local power company.

3.       ADA Compliance. Landlord shall, as an Operating Cost, be responsible for the Americans with Disabilities Act, as amended (“ADA”) compliance for the core areas of the Building (including Common Areas and service areas), the Property’s parking facilities and all points of access into the Property. Tenant shall, at its expense, be responsible for ADA compliance in the Premises, including restrooms now or hereafter leased or occupied in its entirety by Tenant, its Affiliates or transferees. Landlord shall not be responsible for determining whether Tenant is a public accommodation under ADA or whether the Approved Construction Documents comply with ADA requirements. Such determinations, if desired by Tenant, shall be the sole responsibility of Tenant. Landlord’s approval of the Approved Construction Documents shall not be deemed a statement of compliance with applicable laws, nor of the accuracy, adequacy, appropriateness, functionality or quality of the improvements to be made according to the Approved Construction Documents.

4.       Landlord’s Oversight and Coordination. Construction of the Tenant Work shall be subject to oversight and coordination by Landlord, but such oversight and coordination shall not subject Landlord to any liability to Tenant, Tenant’s contractors or any other person. Landlord has the right to inspect construction of the Tenant Work from time to time. expenses reasonably incurred by Landlord for architectural, engineering or similar professionals (but not including third party construction management professionals). Within ten 10 days following the date of invoice, Tenant shall, for oversight and coordination of the construction of the Tenant Work, pay Landlord an oversight fee equal to two percent (2%) of the aggregate contract price for the Tenant Work which fee shall not exceed $100,000 for all Tenant Work performed during the first 24 months of the Term of this Lease, but not including out-of-pocket expenses reasonably incurred by Landlord for architectural, engineering or similar professionals (but not including third party construction management professionals). Tenant’s failure to pay such oversight fee when due shall constitute an Event of Default under the Lease.

5.       Assumption of Risk and Waiver. TENANT HEREBY ASSUMES ANY AND ALL RISKS INVOLVED WITH RESPECT TO THE TENANT WORK AND HEREBY RELEASES AND DISCHARGES ALL LANDLORD PARTIES FROM ANY AND ALL LIABILITY OR LOSS, DAMAGE OR INJURY SUFFERED OR INCURRED BY TENANT OR THIRD PARTIES IN ANY WAY ARISING OUT OF OR IN CONNECTION WITH THE TENANT WORK.

EXHIBIT D-1

CONTRACTOR RULES AND REGULATIONS

Any and all improvements, alterations or additions performed by Tenant will be performed in accordance with this Exhibit D-1, and any modifications thereto by Landlord, notwithstanding any more permissive local building codes or ordinances.

1.       WORK APPROVAL

The general contractor (the “Contractor”) and all subcontractors must be approved to conduct their trades in the jurisdiction in which the Building is located by any and all governmental entities with such authority. Tenant or Contractor must provide Landlord with names, addresses and phone numbers for all subcontractors prior to commencement of work by the subcontractor. Construction drawings must be approved by Landlord prior to the start of construction. All projects shall be reviewed for potential impact to reduction targets and environmental programs. An agent or representative of Contractor must be present on the site at all times when work is in process.

2.       INSURANCE

Prior to commencement of work, Contractor shall provide to Landlord a certificate of insurance in the form of an ACORD certificate with the approved limits of coverage and naming Landlord and the Building manager as additional insureds.

3.       PERMITS

Permits and licenses necessary for the onset of all work shall be secured and paid for by Contractor and posted as required by applicable law.

4.       INSPECTIONS

All inspections which must be performed by testing any or all of the life safety system, e.g., alarms, annunciator, voice activated, strobe lights, etc., must be performed prior to 7:00 a.m. or after 6:00 p.m., and the on-site engineer must be present. At least 48 hours notice must be provided to the Building manager and the on-site engineer advising that an inspection has been requested.

5.       NON-CONSTRUCTION AREAS

Contractor shall take all necessary precautions to protect all areas outside of the work area and shall repair or replace damaged property without cost to Landlord.

6.       EROSION AND SEDIMENT CONTROL

Contractor agrees to provide a management plan prior to any exterior ground work being performed to prevent loss of soil during construction by stormwater runoff and/or wind erosion, including protecting topsoil by stockpiling for reuse, preventing sedimentation of storm sewer or receiving streams, and preventing polluting the air with dust and particulate matter. Contractor shall log building operations and maintenance activity to ensure that the plan has been followed.

7.       GREEN BUILDINGS

Contractor agrees to incorporate Sustainability Standards into the preparation of the Plans and Specifications, including, without limitation, those “Green Construction Guidelines & Requirements,” attached hereto as Exhibit D-2, when such compliance will not cause a material increase in Construction Costs.

8.       WATER AND ELECTRICITY

Sources of water and electricity will be furnished to Contractor without cost, in reasonable quantities for use in lighting, power tools, drinking water, water for testing, etc. "Reasonable quantities" will be determined on a case-by-case basis but are generally intended to mean quantities comparable to the water and electrical demand Tenant would use upon taking occupancy. Contractor shall make all connections, furnish any necessary extensions, and remove same upon completion of work.

9.       DEMOLITION AND DUSTY WORK

Demolition of an area in excess of 100 square feet must be performed before 7:00 a.m. or after 6:00 p.m. Contractor shall notify the Building engineer’s office at least one full business day prior to commencement of extremely dusty work (sheet rock cutting, sanding, extensive sweeping, etc.) so arrangements can be made for additional filtering capacity on the affected HVAC equipment. Failure to make such notification will result in Contractor incurring the costs to return the equipment to its proper condition. All lights must be covered during high dust construction due to a plenum return air system.

10.       CONSTRUCTION MANAGEMENT PLAN FOR INDOOR AIR QUALITY

Contractor agrees to develop and implement an Indoor Air Quality (IAQ) Management Plan for the construction and occupancy phases of the area being built out as follows:

➢	During construction, meet or exceed the recommended Design Approaches of the Sheet Metal and Air Conditioning National Contractors Association (SMACNA) IAQ Guideline for Occupied Buildings Under Construction, 1995, Chapter 3.
➢	Protect stored on-site or installed absorptive materials from moisture damage.
➢	If air handlers must be used during construction, use filtration media with a Minimum Efficiency Reporting Value (MERV) of 8 at each return air grill, as determined by ASHRAE 52.2-1999.
➢	Replace all filtration media immediately prior to occupancy.
➢	Make commercially reasonable efforts to minimize the off-gassing of volatile organic compounds used in construction materials within the building. Efforts may include the use of no- and low-VOC products and materials, allowing products to off-gas before being brought into the building, and flushing out the space with outside air or air purifiers.

11.       WATER USE EFFICIENCY

Contractor agrees to comply with the following:

➢	Maintain maximum fixture water efficiency within the Building to reduce the burden on potable water supply and wastewater systems.
➢	Keep fire systems, domestic water systems, landscape irrigation systems as separate systems to be maintained and metered separately. Modifications to the water systems must maintain the integrity of these three systems.
➢	Submeter process water used directly by tenant and for the sole benefit of tenant.
➢	Irrigation lines are not to be connected to domestic supply lines.

12.       REMOVAL OF WASTE MATERIALS

Any and all existing building materials removed and not reused in the construction shall be disposed of by Contractor as waste or unwanted materials, unless otherwise directed by the Building manager. Contractor shall comply with all laws and Landlord's waste and recycling practices. . Contractor shall at all times keep areas outside the work area free from waste material, rubbish and debris and shall remove waste materials from the Building on a daily basis.

13.       CLEANUP

Upon construction completion, Contractor shall remove all debris and surplus material and thoroughly clean the work area and any common areas impacted by the work.

14.       HOUSEKEEPING PRACTICES

Contractor agrees to comply with Landlord's cleaning and maintenance practices.

15.       MATERIAL SAFETY DATA SHEETS (MSDS)

Contractor agrees to provide the Building manager with at least 72 hours advance notice of all chemicals to be used on site through written notice and delivery of MSDS sheets.

16.       WORKING HOURS

Standard construction hours are 6:30 a.m. - 5:00 p.m. The Building engineer must be notified at least two full business days in advance of any work that may disrupt normal business operations, e.g., drilling or cutting of the concrete floor slab. The Building manager reserves the right to determine what construction work is considered inappropriate for normal business hours. Work performed after standard construction hours requires an on-site engineer, who shall be billed at the then overtime rate, payable by Contractor.

17.       WORKER CONDUCT

Contractor and subcontractors are to use care and consideration for others in the Building when using any public areas. No abusive language or actions on the part of the workers will be tolerated. It will be the responsibility of Contractor to enforce this regulation on a day-to-day basis. Contractor and subcontractors shall remain in the designated construction area so as not to unnecessarily interrupt other tenants. No sleeveless shirts are allowed. Long pants and proper work shoes are required. All workers must wear company identification.

18.       CONSTRUCTION INSPECTIONS

Contractor is to perform a thorough inspection of all common areas to which it requires access prior to construction to document existing Building conditions. Upon completion of work, if necessary, Contractor shall return these areas to the same condition in which they were originally viewed. Any damage caused by Contractor shall be corrected at its sole cost.

19.       SIGNAGE

Contractor or subcontractor signage may not be displayed in areas of the Building visible from the exterior of the Premises.

20.       POSTING OF RULES AND REGULATIONS

A copy of these rules and regulations must be posted on the job site in a manner allowing easy access by all workers. It is Contractor’s responsibility to instruct all workers, including subcontractors, to familiarize themselves with these rules and regulations.

21.       INSURANCE REQUIREMENTS

Contractor will provide and maintain at its own expense the following minimum insurance:

(a)	Worker’s Compensation for statutory limits in compliance with applicable State and Federal laws.

(b)	Comprehensive General Liability with limits not less than $5,000,000 combined single limit per occurrence for Bodily Injury and Property Damage.

(c)	Automobile liability including owned, non-owned and hired automobiles with limits not less than:

Bodily Injury	$500,000 each person
$500,000 each accident
Property Damage	$500,000 each accident

22.       CERTIFICATE OF INSURANCE

NAMED INSUREDS:	_____________________________________, OWNER, ANY BUILDING MANAGER FOR OWNER, AND ANY MORTGAGEE AND/OR GROUND LESSOR OF THE BUILDING AND/OR THE LAND

Certificates of Insurance in the form of an ACORD 25-S certificate evidencing the required coverages and naming the additional insureds as stated MUST be furnished ten (10) days prior to starting the contract work. Each certificate will contain a provision that no cancellation or material change in the policies will be effective except upon thirty (30) days prior written notice.

23.	EMERGENCY PROCEDURES

In case of emergency, Contractor shall call the police/fire department and/or medical services, followed immediately by a call to the Building manager.

24.	DELIVERIES

At no time will the Building staff accept deliveries on behalf of Contractor or any subcontractor.

25.	CHANGES

THESE CONTRACTOR RULES AND REGULATIONS ARE SUBJECT TO CHANGE AND ARE NOT LIMITED TO WHAT IS CONTAINED HEREIN. LANDLORD AND THE BUILDING MANAGER RESERVE THE RIGHT TO IMPLEMENT ADDITIONAL RULES AND REGULATIONS AS MAY BE PRUDENT BASED ON EACH INDIVIDUAL PROJECT.

EXHIBIT D-2

ENERGY AND SUSTAINABILITY
CONSTRUCTION GUIDELINES AND REQUIREMENTS

Any and all improvements, alterations or additions performed by Tenant will be performed in accordance with this Exhibit D-2, and any modifications thereto by Landlord, notwithstanding any more permissive local building codes or ordinances.

HVAC Equipment

─	Tenant-installed HVAC and refrigeration equipment and fire suppression systems shall not contain CFCs.
─	Ensure tenant-installed HVAC systems tie into the Building’s Building Automation System.
─	Avoid the installation of HVAC and refrigeration equipment containing HCFCs when reasonable.

Appliances & Equipment

Install only ENERGY STAR-certified appliances. Recommend the use of ENERGY STAR-certified office equipment, electronics and commercial food service equipment in all instances where such product is available.

Plumbing

Install only new plumbing fixtures that meet the following:

─	Lavatory faucets: [0.5] gallons per minute (GPM) tamper-proof aerators
─	Pantry/Kitchenette faucets: [1.5] GPM tamper-proof aerators
─	Water closets: [1.28] gallons per flush (GPF)
─	Urinals: [0.125] GPF
─	Showerheads: Meet the requirements of EPA WaterSense-labeled products
─	Commercial Pre-rinse Spray valves (for food service applications): [1.6] or less GPM

Lighting

─	Recommend lighting loads do not exceed ASHRAE/IES Standard 90.1- 2010. For example, the Maximum Lighting Power Density for office use is 0.9 watts per square foot, warehouse is 0.66 watts/sf.

─	If the Premises contains regularly occupied office spaces, at a minimum, install occupancy/vacancy sensors with manual override capability in all regularly occupied office spaces. Lighting controls shall be tested prior to occupancy to ensure that control elements are calibrated, adjusted and in proper working condition to achieve optimal energy efficiency.
─	Recommend installation of daylight-responsive controls in all regularly occupied office spaces within 15 feet of windows.

Data Center within the Premises

Tenant may not operate a Data Center within the Premises without the express written consent of Landlord. The term “Data Center” shall mean space using 75kW of constant power load with raised floors and is a space specifically designed and equipped to meet the needs of high-density computing equipment, such as server racks, used for data storage and processing. The space will have dedicated, uninterruptible power supplies and cooling systems. Data Center functions may include traditional enterprise services, on-demand enterprise services, high-performance computing, internet facilities and/or hosting facilities. A Data Center does not include space within the Premises utilized as a “server closet” or for a computer training area. In conjunction with the completion and operation of the Data Center, Tenant shall furnish the following information to Landlord:

Within ten (10) days of completion, Tenant shall report to Landlord the total gross floor area (in square feet) of the Data Center measured between the principal exterior surfaces of the enclosing fixed walls and including all supporting functions dedicated for use in the Data Center, such as any raised-floor computing space, server rack aisles, storage silos, control console areas, battery rooms, mechanical rooms for cooling equipment, administrative office areas, elevator shafts, stairways, break rooms and restrooms. If Tenant alters or modifies the area of the Data Center, Tenant shall furnish an updated report to Landlord on the square footage within ten (10) days following completion of the alterations or modifications.

Within ten (10) days following the close of each month of operation of the Data Center, monthly IT Energy Readings at the output of the Uninterruptible Power Supply (UPS), measured in total kWh utilized for the preceding month (as opposed to instantaneous power readings), failing which in addition to same being an Event of Default, Tenant shall be obligated to pay to Landlord the Late Reporting Fee.

Building Materials

─	Architect and general contractor shall endeavor to specify low-VOC paints, coatings, primers, adhesives, sealants, sealant primers, coatings, stains, finishes and the like. Suggested VOC limits are at the end of this document.
─	Architect and general contractor shall endeavor to specify materials that meet the following criteria:

─	Harvested and processed or extracted and processed within a 500-mile radius of the project site.
─	Contain at least 10% post-consumer or 20% pre-consumer materials.
─	Contain material salvaged from offsite or on-site.
─	Contain rapidly renewable material.
─	Made of wood-based materials, excluding movable furniture, certified as harvested from sustainable sources, specifically Forest Stewardship Council (FSC)-certified wood.
─	Carpet meeting or exceeding the requirements of the CRI Green Label Plus Testing Program and recyclable where available.
─	Carpet cushion meeting or exceeding the requirements of the CRI Green Label Testing Program.
─	Preferably, at least 25% of the hard surface flooring (not carpet) will be FloorScore-certified.
─	Composite wood or agrifiber products shall contain no added urea-formaldehyde resins.

Contractor Practices

─	General Contractor shall implement the Building’s Waste Management Plan to reuse, recycle and salvage building materials and waste during both demolition and construction phases.
─	General Contractor shall implement appropriate Indoor Air Quality Protocols for construction activity.

Resources

For actual regulations, rules and standards visit:

SCAQMD

BAAQMD

Green Seal

SCAQMD VOC Limits—January 7, 2005

Architectural Coatings	VOC Limit [g/L less water]
Clear Wood Finishes - Varnish	350
Clear Wood Finishes - Lacquer	550
Waterproofing Sealers	250
Sanding Sealers	275
All Other Sealers	200
Shellacs - Clear	730
Shellacs - Pigmented	550
All Stains	250

Architectural Applications	VOC Limit [g/L less water]	Specialty Applications	VOC Limit [g/L less water]
Indoor Carpet Adhesives	50	PVC Welding	510
Carpet Pad Adhesives	50	CPVC Welding	490
Wood Flooring Adhesives	100	ABS Welding	325
Rubber Floor Adhesives	60	Plastic Cement Welding	250
Subfloor Adhesives	50	Adhesive Primer for Plastic	550
Ceramic Tile Adhesives	65	Contact Adhesive	80
VCT & Asphalt Adhesives	50	Special Purpose Contact Adhesive	250
Drywall & Panel Adhesives	50	Structural Wood Member Adhesive	140
Cover Base Adhesives	50	Sheet Applied Rubber Lining Operations	850
Multipurpose Construction Adhesives	70	Top & Trim Adhesive	250
Structural Glazing Adhesives	100
Single-Ply Roof Membrane Adhesives	250

Substrate Specific Applications	VOC Limit [g/L less water]	Sealants	VOC Limit [g/L less water]
Metal to Metal	30	Architectural	250
Plastic Foams	50	Nonmembrane Roof	300
Porous Material (except wood)	50	Roadway	250
Wood	30	Single-Ply Roof Membrane	450
Fiberglass	80	Other	420

Sealant Primers	VOC Limit [g/L less water]
Architectural Non Porous	250
Architectural Porous	775
Other	750

Green Seal Standard VOC Limits—October 19, 2000

Paints	VOC Limit (g/L less water)
Flat	50
Non-flat	150
Anti-corrosive/anti-rust	250

Aerosol Adhesives	VOC Weight (g/L minus water)
General Purpose Mist Spray	65% VOCs by weight
General Purpose Mist Spray	55% VOCs by weight
Special Purpose Aerosol Adhesives (all types)	70% VOCs by weight

BAAQMD VOC Limits—August 2001

Architectural	VOC Limit [g/L less water]	Specialty Applications	VOC Limit [g/L less water]
Indoor Floor Covering Installation	150	Computer Diskette Jacket Manufacturing	850
Multipurpose Construction	200	ABS Welding	400
Nonmembrane Roof Installation/Repair	300	CPVC Welding	490
Outdoor Floor Covering Installation	250	PVC Welding	510
Single-Ply Roof Material Installation/Repair	250	Other Plastic Welding	500
Structural Glazing	100	Thin Metal Laminating	780
Ceramic Tile Installation	130	Tire Retread	100
Cove Base Installation	150	Rubber Vulcanization Bonding	850
Perimeter Bonded Sheet Vinyl Flooring	660	Waterproof Resorcinol Glue	170
		Immersible Product Manufacturing	650
		Top and Trim Installation	540

Adhesive Primers	VOC Limit [g/L less water]	Contact Bond Adhesives	VOC Limit [g/L less water]
Automotive Glass Primer	700	Contact Bond Adhesive	250
Pavement Marking Tape Primer	150	Contact Bond Adhesive – Special Substrates	400
Plastic Welding Primer	650
Other	250

Adhesive Projects	VOC Limit [g/L less water]	Sealants	VOC Limit [g/L less water]
Metal	30	Architectural	250
Porous Materials	120	Marine Deck	760

Wood	120	Roadways	250
Pre-formed Rubber Products	250	Single-Ply Roof Material Installation/Repair	450
All Other Substrates	250	Nonmembrane Roof Installation/Repair	300
		Other	420

		Sealant Primers	VOC Limit [g/L less water]
		Architectural – Nonporous	250
		Architectural – Porous	775
		Other	750

EXHIBIT E

BUILDING RULES AND REGULATIONS

The following rules and regulations shall apply to the Premises, the Building, the parking area associated therewith, and the appurtenances thereto:

1.       Sidewalks, doorways, vestibules, halls, stairways, and other similar areas shall not be obstructed by tenants or used by any tenant for purposes other than ingress and egress to and from their respective leased premises and for going from one to another part of the Building.

2.       Plumbing, fixtures and appliances shall be used only for the purposes for which designed, and no sweepings, rubbish, rags or other unsuitable material shall be thrown or deposited therein. Damage resulting to any such fixtures or appliances from misuse by a tenant or its agents, employees or invitees, shall be paid by such tenant.

3.       No signs, advertisements or notices (other than those that are not visible outside the Premises) shall be painted or affixed on or to any windows or doors or other part of the Building without the prior written consent of Landlord.

4.       Landlord shall provide all door locks in each tenant’s leased premises, at the cost of such tenant, and no tenant shall place any additional door locks in its leased premises without Landlord’s prior written consent. Landlord shall furnish to each tenant a reasonable number of keys to such tenant’s leased premises, at such tenant’s cost, and no tenant shall make a duplicate thereof. Notwithstanding the foregoing, Tenant shall have the right to install or upgrade its security system using electronic strike, swipe card or a similar system as part of its tenant improvements.

5.       If the Building is multi-tenant, movement in or out of the Building of furniture or office equipment, or dispatch or receipt by tenants of any bulky material, merchandise or materials which require use of elevators or stairways, or movement through the Building entrances or lobby shall be conducted under Landlord’s supervision at such times and in such a manner as Landlord may reasonably require. Each tenant assumes all risks of and shall be liable for all damage to articles moved and injury to persons or public engaged or not engaged in such movement, including equipment, property and personnel of Landlord if damaged or injured as a result of acts in connection with carrying out this service for such tenant.

6.       Landlord may prescribe weight limitations and determine the locations for heavy equipment or items, which shall in all cases be placed in the Building so as to distribute weight in a manner acceptable to Landlord which may include the use of such supporting devices as Landlord may reasonably require. All damages to the Building caused by the installation or removal of any property of a tenant, or done by a tenant’s property while in the Building, shall be repaired at the expense of such tenant.

7.       Corridor doors, when not in use, shall be kept closed. Nothing shall be swept or thrown into the corridors, halls, elevator shafts or stairways. No birds or animals (other than seeing-eye dogs) shall be brought into or kept in, on or about any tenant’s leased premises. No portion of any tenant’s leased premises shall at any time be used or occupied as sleeping or lodging quarters.

8.       Tenant shall not make or permit any vibration or improper, objectionable or unpleasant noises or odors in the Building beyond those contemplated in the ordinary course of Tenant’s Permitted Use, or otherwise unreasonably interfere in any way with other tenants or persons having business with them.

10.       Landlord will not be responsible for lost or stolen personal property, money or jewelry from tenant’s leased premises or public or common areas regardless of whether such loss occurs when the area is locked against entry or not.

11.       No vending or dispensing machines of any kind may be maintained in any leased premises without the prior written permission of Landlord, other than those used for Tenant’s employees.

12.       Tenant shall not conduct any activity on or about the Premises or Building which will draw pickets, demonstrators, or the like.

13.       All vehicles are to be currently licensed, in good operating condition, parked for business purposes having to do with Tenant’s business operated in the Premises, parked within designated parking spaces, one vehicle to each space. No vehicle shall be parked as a “billboard” vehicle in the parking lot. Any vehicle parked improperly may be towed away. Tenant, Tenant’s agents, employees, vendors and customers who do not operate or park their vehicles as required shall subject the vehicle to being towed at the expense of the owner or driver. Landlord may place a “boot” on the vehicle to immobilize it and may levy a charge of $50.00 to remove the “boot.” Tenant shall indemnify, hold and save harmless Landlord of any liability arising from the towing or booting of any vehicles belonging to a Tenant Party.

14.       No tenant may enter into phone rooms, electrical rooms, mechanical rooms, or other service areas of the Building unless accompanied by Landlord or the Building manager.

15.       No smoking (including without limitation e-cigarettes) is allowed anywhere in the Building. Nor shall the tenant permit its employees, invitees, or guests to loiter at the Building entrances for the purposes of smoking. Smoking is allowed only in Landlord-designated smoking areas that are at least fifty (50) feet from the Building entry, public walkways and the Building’s outdoor air intakes, outdoor louvers, or operable windows. Tenant shall not permit its employees, invitees or guests to smoke in the Premises or the Building, or anywhere within the foregoing fifty (50) foot area.

16.       Canvassing, soliciting or peddling in or about the Premises or the Property is prohibited and Tenant shall cooperate to prevent same.

17.       Tenant shall not advertise for temporary laborers giving the Premises or the Project as an address, nor pay such laborers at a location in the Premises or the Project.

18.       Tenant shall park trailers and other oversized vehicles only in areas designated by Landlord for the parking of trailers or oversized vehicles.

19.       Tenant shall not utilize the Premises or Project for outside storage except as provided in the Lease.

20.       The Premises shall not be used for any use that is disreputable or may draw protests.

21.       Tenant shall not use or permit space heaters or energy-intensive equipment unnecessary to conduct Tenant’s business without written approval by Landlord. Any space conditioning equipment that is placed in the Premises by Tenant for the purpose of increasing comfort to occupants shall be operated on sensors or timers that limit operation of equipment to hours of occupancy in the areas immediately adjacent to the occupying personnel.

22.       Tenant shall operate the Premises in a manner consistent with Exhibit D-2 attached to this Lease.

EXHIBIT F

CONFIRMATION OF COMMENCEMENT DATE

______________, 20___

__________________________
__________________________
__________________________
__________________________

Re:      Lease Agreement   (the “Lease”)    dated _____________, 2021, between _______________, a _____________________ (“Landlord”), and Solid Power, Inc., a Colorado corporation (“Tenant”). Capitalized terms used herein but not defined shall be given the meanings assigned to them in the Lease.

Ladies and Gentlemen:

Landlord and Tenant agree as follows:

1.       Condition of Premises. Tenant has accepted possession of the Premises pursuant to the Lease. Any improvements required by the terms of the Lease to be made by Landlord have been completed to the full and complete satisfaction of Tenant in all respects except for the punchlist items described on Exhibit A hereto (the “Punchlist Items”), and except for such Punchlist Items, Landlord has fulfilled all of its duties under the Lease with respect to such initial tenant improvements. Furthermore, Tenant acknowledges that the Premises are suitable for the Permitted Use.

2.       Commencement Date. The Commencement Date of the Lease is __________, 20____.

3.       Expiration Date. The Term is scheduled to expire on the last day of the ___ full calendar month of the Term, which date is ______________, 20____.

4.       Contact Person. Tenant’s contact person in the Premises is:

______________________________
______________________________
______________________________
Attention: _____________________
Telephone:_____________________
Telecopy:______________________

5.       Ratification. Tenant hereby ratifies and confirms its obligations under the Lease, and represents and warrants to Landlord that it has no defenses thereto. Additionally, Tenant further confirms and ratifies that, as of the date hereof, (a) the Lease is in full force and effect, and (b) Tenant has no claims, counterclaims, set-offs or defenses against Landlord arising out of the Lease or in any way relating thereto or arising out of any other transaction between Landlord and Tenant.

6.       Binding Effect; Governing Law. Except as modified hereby, the Lease shall remain in full effect and this letter shall be binding upon Landlord and Tenant and their respective successors and assigns. If any inconsistency exists or arises between the terms of this letter and the terms of the Lease, the terms of this letter shall prevail. This letter shall be governed by the laws of the state in which the Premises are located.

Please indicate your agreement to the above matters by signing this letter in the space indicated below and returning an executed original to us.

Sincerely,

________________, a _________________

By:
Name:
Title:

Agreed and accepted:
[TENANT’S SIGNATURE BLOCK],
a
By:
Name:
Title:

EXHIBIT A

PUNCHLIST ITEMS

Please insert any punchlist items that remain to be performed by Landlord. If no items are listed below by Tenant, none shall be deemed to exist.

EXHIBIT G

FORM OF TENANT ESTOPPEL CERTIFICATE

The undersigned is the Tenant under the Lease (defined below) between 25 North Investors SPE1, LLC, a Delaware limited liability company, as Landlord, and the undersigned as Tenant, for the Premises in the industrial building located at _____________________, __________ and commonly known as _______________________, and hereby certifies as follows:

1.       The Lease consists of the original Lease Agreement dated as of ___________, 20_____ between Tenant and Landlord [‘s predecessor-in-interest] and the following amendments or modifications thereto (if none, please state “none”):

.

The documents listed above are herein collectively referred to as the “Lease” and represent the entire agreement between the parties with respect to the Premises. All capitalized terms used herein but not defined shall be given the meaning assigned to them in the Lease.

2.       The Lease is in full force and effect and has not been modified, supplemented or amended in any way except as provided in Section 1 above.

3.       The Term commenced on __________________, 20____, and the Term expires, excluding any renewal options, on _____________________, 20____, and Tenant has no option to purchase all or any part of the Premises or the Building or, except as expressly set forth in the Lease, any option to terminate or cancel the Lease.

4.       Tenant currently occupies the Premises described in the Lease and Tenant has not transferred, assigned, or sublet any portion of the Premises nor entered into any license or concession agreements with respect thereto except as follows (if none, please state “none”):

.

5.       All monthly installments of Base Rent, all Additional Rent and all monthly installments of estimated Additional Rent have been paid when due through ______________. The current monthly installment of Base Rent is $___________________.

6.       All conditions of the Lease to be performed by Landlord necessary to the enforceability of the Lease have been satisfied and Landlord is not in default thereunder. In addition, Tenant has not delivered any notice to Landlord regarding a default by Landlord thereunder.

7.       As of the date hereof, there are no existing defenses or offsets, or, to the undersigned’s knowledge, claims or any basis for a claim, that the undersigned has against Landlord and no event has occurred and no condition exists, which, with the giving of notice or the passage of time, or both, will constitute a default under the Lease.

8.       No rental has been paid more than 30 days in advance and no security deposit has been delivered to Landlord except as provided in the Lease.

9.       If Tenant is a corporation, partnership or other business entity, each individual executing this Estoppel Certificate on behalf of Tenant hereby represents and warrants that Tenant is a duly formed and existing entity qualified to do business in the state in which the Premises are located and that Tenant has full right and authority to execute and deliver this Estoppel Certificate and that each person signing on behalf of Tenant is authorized to do so.

10.       There are no actions pending against Tenant under any bankruptcy or similar laws of the United States or any state.

11.       Other than as approved by Landlord in writing and used in compliance with all applicable laws and incidental to the ordinary course of the use of the Premises, the undersigned has not used or stored any hazardous substances in the Premises.

12.       All tenant improvement work to be performed by Landlord under the Lease has been completed in accordance with the Lease and has been accepted by the undersigned and all reimbursements and allowances due to the undersigned under the Lease in connection with any tenant improvement work have been paid in full.

Tenant acknowledges that this Estoppel Certificate may be delivered to Landlord, Landlord’s Mortgagee or to a prospective mortgagee or prospective purchaser, and their respective successors and assigns, and acknowledges that Landlord, Landlord’s Mortgagee and/or such prospective mortgagee or prospective purchaser will be relying upon the statements contained herein in disbursing loan advances or making a new loan or acquiring the property of which the Premises are a part and that receipt by it of this certificate is a condition of disbursing loan advances or making such loan or acquiring such property.

Executed as of ________________________, 20___.

TENANT:

a

By:
Name:
Title:

EXHIBIT H

PARKING

Tenant may use up to 12 trailer stalls for parking of trailers and up to 158 undesignated automobile parking spaces in the parking area associated with the Building (the “Parking Area”) during the initial Term subject to such terms, conditions and regulations as are from time to time applicable to patrons of the Parking Area, at no cost to Tenant. Said automobile parking spaces shall be used for parking by vehicles no larger than full-size passenger automobiles or pick-up trucks/sport utility vehicles; no other vehicles may be parked in the Parking Area without the prior written consent of Landlord. Landlord shall not be responsible for enforcing Tenant’s parking rights against any third parties.

EXHIBIT I

RENEWAL OPTION

If Tenant has not committed an uncured Event of Default at any time during the Term, and Tenant is occupying the entire Premises at the time of such election, Tenant may renew this Lease for one (1) additional period of five (5) years, by delivering written notice of the exercise thereof to Landlord not earlier than twelve (12) months nor later than nine (9) months before the expiration of the Term. The Base Rent payable for each month during such extended Term shall be the prevailing rental rate (the “Prevailing Rental Rate”), at the commencement of such extended Term, for renewals of readily available and occupiable space for comparable market spec buildings with a five to ten percent standard office finish (not including any build-to-suit buildings) in the North I-25 industrial submarket, of equivalent quality, size, utility and location, with the length of the extended Term (or the prior extended term, as applicable) and the credit standing of Tenant to be taken into account, but not the value of any specialized improvements unique to Tenant’s operations nor the value of any Tenant improvements paid for by Tenant. Within thirty (30) days after receipt of Tenant’s notice to renew, Landlord shall deliver to Tenant written notice of the Prevailing Rental Rate and shall advise Tenant of the required adjustment to Base Rent, if any, and the other terms and conditions offered. Tenant shall, within ten (10) days after receipt of Landlord’s notice, notify Landlord in writing whether Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate. If Tenant timely notifies Landlord that Tenant accepts Landlord’s determination of the Prevailing Rental Rate, then, on or before the commencement date of the extended Term, Landlord and Tenant shall execute an amendment to this Lease extending the Term on the same terms provided in this Lease, except as follows:

(a)       Base Rent shall be adjusted to the Prevailing Rental Rate;

(b)       Tenant shall have no further renewal option unless expressly granted by Landlord in writing;

(c)       Landlord shall lease to Tenant the Premises in their then-current condition, and Landlord shall not provide to Tenant any allowances (e.g., moving allowance, construction allowance, and the like) or other tenant inducements; and

If Tenant fails to timely notify Landlord in writing that Tenant accepts or rejects Landlord’s determination of the Prevailing Rental Rate, time being of the essence with respect thereto, Tenant shall be deemed to have rejected Landlord’s determination of Prevailing Rental Rate. If Tenant rejects or is deemed to have rejected Landlord’s determination of the Prevailing Rental Rate, Tenant shall notify Landlord, within ten (10) Business Days, of the rental rate that Tenant asserts as the prevailing rental rate (“Tenant’s Rate”). For a period not to exceed thirty (30) days after Landlord’s receipt of Tenant’s Rate (the “Negotiation Period”), both parties shall negotiate on a diligent, good-faith basis to arrive at an agreement concerning the Prevailing Rental Rate. If at the end of the Negotiation Period Landlord and Tenant are unable to agree on the Prevailing Rental Rate, each party shall, within ten (10) Business Days after the end of the Negotiation Period, designate by written notice to the other party one (1) qualified real estate broker who (i) is of good reputation, having at least five (5) years’ experience in the North I-25 industrial submarket and recognized as a market expert in industrial leasing, (ii) licensed under the laws of the State of Colorado, and (iii) has not represented either Landlord or Tenant during the preceding five (5) years or in connection with this Lease. The two (2) brokers so designated shall together endeavour to determine the Prevailing Rental Rate for the space in question. Landlord and Tenant shall each require the brokers to make such determination and report it in writing to Landlord and Tenant within twenty (20) days after such selection, and each party shall use its best efforts to secure such determination within such time period. If the two selected brokers agree as to the rate then that rate shall be deemed to be the Prevailing Rental Rate. If the two (2) selected brokers fail to agree pursuant to this procedure, they shall together immediately select a third similarly qualified broker who shall then (within ten (10) business days of the brokers’ selection) determine whether the rate proposed by Tenant’s broker or the rate proposed by Landlord’s broker is closer to the Prevailing Rental Rate as determined by the third broker. The third broker shall notify Landlord and Tenant of the broker’s determination and the rental rate selected by the third broker shall be the Prevailing Rental Rate. Landlord and Tenant shall each bear the cost of its selected broker and shall equally share the cost of the third broker, if necessary.

Tenant’s rights under this Exhibit shall terminate if (1) this Lease or Tenant’s right to possession of the Premises is terminated, (2) Tenant assigns any of its interest in this Lease (other than pursuant to a Transfer approved by Landlord ) or sublets any portion of the Premises, or (3) Tenant fails to timely exercise its option under this Exhibit, time being of the essence with respect to Tenant’s exercise thereof.

EXHIBIT J

RIGHT OF FIRST OFFER

1.	Right of First Offer.

Grant of Right of First Offer. Subject to the terms and conditions of this Exhibit J , Landlord hereby grants to Tenant a right of first offer to lease space in the Building that is contiguous and adjacent to the Premises (the “First Offer Space”). Notwithstanding the foregoing, such first offer right of Tenant: (a) shall commence only following the expiration or earlier termination of the initial lease (or leases, as the case may be) of the First Offer Space, regardless of whether any such lease is executed prior to or after the date of the Lease, including the expiration of any renewal, extension or expansion rights set forth in any such lease, regardless of whether such renewal, extension or expansion rights are effected strictly in accordance with their terms, or pursuant to a lease amendment or a new lease; and (b) shall be subject and subordinate to the rights granted to any other third-party prior to the Effective Date (the “Superior Right Holder”) to lease such First Offer Space. Tenant’s right of first offer shall be on the terms and conditions set forth in this Exhibit J.

Procedure for Offer. Landlord shall notify Tenant (the “First Offer Notice”) when the First Offer Space or any portion thereof becomes available for lease to third parties, but only if the Superior Right Holder does not wish to lease such space. Pursuant to such First Offer Notice, Landlord shall offer to lease to Tenant the then-available First Offer Space. The First Offer Notice shall describe the space so offered to Tenant and shall set forth Landlord’s proposed economic terms and conditions upon which Landlord is willing to lease such space to Tenant (collectively, the “Economic Terms”).

Procedure for Acceptance. If Tenant wishes to exercise Tenant’s right of first offer with respect to the space described in the First Offer Notice, then within 5 business days of delivery of the First Offer Notice to Tenant, Tenant shall deliver notice to Landlord of Tenant’s intention to exercise its right of first offer with respect to the entire space described in the First Offer Notice on the Economic Terms. Tenant must elect to exercise its right of first offer, if at all, with respect to all of the space offered by Landlord to Tenant in the First Offer Notice. Tenant may not elect to lease only a portion of the space offered in the First Offer Notice, even if the space described in the First Offer Notice comprises an area larger than the First Offer Space or an area that does not comprise the entire First Offer Space. If Tenant does not so notify Landlord within the 5-business day period, then Landlord shall be free to lease and/or re-lease all or any portion of the First Offer Space from time to time to anyone to whom Landlord desires on any terms Landlord desires.

Other Terms and Conditions. Except as otherwise expressly set forth in the First Offer Notice, Tenant shall take the First Offer Space in its “AS IS” condition, and Landlord shall have no obligation for free rent, leasehold improvements or for any other tenant inducements for the First Offer Space. Except as otherwise expressly set forth in the First Offer Notice, the term of the Lease for the applicable portion of the First Offer Space, and Tenant’s obligation to pay Rent for such First Offer Space, shall commence upon the date of delivery of the First Offer Space to Tenant and shall terminate on the date set forth in the First Offer Notice

Limitations. Tenant shall not have the right to lease the First Offer Space, if, as of the date of the attempted exercise of any right of first offer by Tenant, or as of the scheduled date of delivery of such First Offer Space to Tenant, (a) an event of default is continuing or (b) Landlord has given more than two (2) notices of default in any 12-month period for nonpayment of monetary obligations.

Termination of Right of First Offer. The right of first offer granted herein shall terminate as to the entire First Offer Space upon the failure by Tenant to timely exercise its right of first offer with respect to the entire portion of the First Offer Space as offered by Landlord in the First Offer Notice. Notwithstanding the termination of the right of first offer, Landlord agrees to endeavour to notify Tenant of the potential availability of any First Offer Space during the Term of the Lease, but this is intended only as a courtesy to Tenant and there will be no consequences to Landlord, if Landlord fails to so notify Tenant.

Amendment to Lease. If Tenant timely exercises Tenant’s right to lease the First Offer Space as set forth herein, Landlord and Tenant shall, within 15 days after Tenant’s exercise thereof, execute an amendment to the Lease for such First Offer Space upon the terms and conditions as set forth in the First Offer Notice and this Exhibit J.

EXHIBIT K

MOISTURE AND MOLD CONTROL INSTRUCTIONS

Because exercising proper ventilation and moisture control precautions will help maintain Tenant’s comfort and prevent mold growth in the Premises, Tenant agrees to adopt and implement the following guidelines, to avoid enveloping excessive moisture or mold growth:

1.       Report any maintenance problems involving water, moist conditions, or mold to the Property Manager promptly and conduct its required activities in a manner that prevents unusual moisture conditions or mold growth.

2.       Do not block or inhibit the flow of return or make up air into the HVAC system. Maintain the Premises at a consistent temperature and humidity level in accordance with the Property Manager’s instructions.

3.       Regularly conduct janitorial activities, especially in bathrooms, kitchens, and janitorial spaces, to remove mildew and prevent or correct moist conditions.

4.       Maintain water in all drain taps at all times.

Dated: 01 Sep., 2021

TENANT:

Solid Power, Inc.,
a Colorado corporation

By:	/s/ Doug Campbell
Name:	Doug Campbell
Title:	CEO